UNITED STATES
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Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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CORNING INCORPORATED
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CORNING

2016 Proxy Statement and Notice of Annual Meeting of Shareholders

Thursday, April 28, 2016

Dear Fellow Shareholder:

I hope you will join Corning Incorporated’s Board of Directors, senior leadership, and other stakeholders at our 2016 Annual Meeting in Corning, New York, on April 28 at 11 a.m. Eastern Time. The Annual Meeting is your chance to hear directly from leadership about Corning’s 2015 performance, our expectations for 2016, and the Company’s near- and long-term growth drivers. It is also one of your opportunities to participate in our corporate governance process. Shareholders will vote on the annual election of directors and the ratification of Corning’s independent registered public accounting firm for 2016. They will also provide an advisory vote on the 2015 compensation for our named executive officers.

The following pages contain the formal notice of meeting and the proxy statement. I encourage you to sign and return your proxy card or vote by telephone or Internet prior to April 28 so that your shares will be represented and voted at the meeting. Corning appreciates every vote.

We work hard to maintain your trust, and took several key actions in 2015 that highlight our ongoing commitment to strong governance. Following discussions with shareholders, Corning’s Board of Directors adopted proxy access, which provides eligible shareholders a process for nominating director candidates to be included in the Company’s proxy materials. The Board also endorsed the principles embodied in the Shareholder-Director Exchange (SDX) Protocol to facilitate effective, mutually beneficial engagement between shareholders and Board members. Additionally, this year we are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials and our Annual Report on the Internet. We believe this will provide greater convenience and flexibility for our shareholders, while reducing our printing costs and environmental impact.

The primary way we earn your trust will always be our performance. In 2015, we delivered solid financial results in a tough economic environment while introducing new innovations in all our businesses. We also outlined our strategy to utilize Corning’s financial strength to focus our portfolio to drive growth and create value for shareholders in the years ahead.

I look forward to sharing more details about Corning at the Annual Meeting. Thank you for your investment in Corning and your participation in our governance process.

Sincerely, Wendell P. Weeks Chairman of the Board, Chief Executive Officer and President

CORNING INCORPORATED - 2016 Proxy Statement     3

Notice of 2016 Annual Meeting of Shareholders

Thursday, April 28, 2016
11:00 a.m. Eastern Time
Corning Museum of Glass, One Museum Way, Corning, New York 14830

TO OUR SHAREHOLDERS

You are invited to attend Corning Incorporated’s 2016 Annual Meeting of Shareholders to be held at the Corning Museum of Glass located at One Museum Way, Corning, New York 14830, on Thursday, April 28, 2016 at 11:00 a.m. Eastern Time.

Items of Business

1.	Election of all 13 directors to our Board of Directors for the coming year;
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
3.	Approval, on an advisory basis, of our executive compensation; and
4.	Transaction of any other business properly brought before the meeting or any adjournment.

Record Date

You may vote at our 2016 Annual Meeting if you were a shareholder of record at the close of business on February 29, 2016.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 28, 2016: our Proxy Statement, 2015 Annual Report and other materials are available on our website at www.corning.com/2016-proxy.

Sincerely,

Linda E. Jolly
Vice President and Corporate Secretary
March 15, 2016

4     CORNING INCORPORATED - 2016 Proxy Statement

Welcome to the Corning Incorporated
2016 Annual Meeting of Shareholders

Vote Right Away

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail in order to ensure the presence of a quorum. You may also vote in person at our Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

By telephone	By Internet using a smartphone or tablet	By mail	By Internet using a computer

Dial toll-free 24/7 1-800-652-8683	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Cast your ballot, sign proxy card and send by mail	Visit 24/7 www.investorvote.com/glw

VISIT OUR ANNUAL MEETING WEBSITE

www.corning.com/2016-proxy	●Review and download this Proxy Statement and our Annual Report. ●Sign up for electronic delivery of future Annual Meeting materials to reduce Corning’s impact on the environment.

Corning is providing these proxy materials in connection with our Annual Meeting on April 28, 2016. This proxy statement, the accompanying proxy card and Corning’s 2015 Annual Report were first distributed or made available to shareholders on or about March 15, 2016. As used in this proxy statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

CORNING INCORPORATED - 2016 Proxy Statement     5

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CORNING INCORPORATED - 2016 Proxy Statement     7

PROXY STATEMENT SUMMARY

Annual Meeting of Shareholders

Date and Time	April 28, 2016, 11:00 a.m. (ET)

Place	The Corning Museum of Glass
One Museum Way
Corning, New York 14830

Record Date	February 29, 2016

Admission	See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 66.

On March 15, 2016, we posted on our website at www.corning.com/2016-proxy, and began mailing to shareholders who requested paper copies, this proxy statement and our 2015 Annual Report.

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Proposals that Require Your Vote

	Board Vote	More
Proposal	Recommendation	Information
1 Election of directors	FOR EACH NOMINEE	page 19
2 Ratification of appointment of	FOR	page 31
independent registered public
accounting firm
3 Advisory vote to approve	FOR	page 33
the Company’s executive
compensation

Business Information – Who We Are

Corning is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics and optical physics to develop products that have created new industries and transformed people’s lives.

Our reportable segments are as follows:

●	Display Technologies – manufactures glass substrates for flat panel liquid crystal displays, representing 39% of our core net sales in 2015.
●	Optical Communications – manufactures carrier network and enterprise network components for the telecommunications industry, representing 30% of our core net sales in 2015.
●	Environmental Technologies – manufactures ceramic substrates and filters for automotive and diesel applications, representing 11% of our core net sales in 2015.
●	Specialty Materials – manufactures products that provide more than 150 material formulations for glass, glass ceramics and fluoride crystals to meet demand for unique customer needs, representing 11% of our core net sales in 2015.
●	Life Sciences – manufactures glass and plastic labware, equipment, media and reagents to provide workflow solutions for scientific applications, representing 8% of our core net sales in 2015.

Our 2015 Performance Highlights

$9.8B Core Net Sales	$1.40 Core EPS	$3.219B Adjusted Operating Cash Flow

Core net sales, core EPS and adjusted operating cash flow for compensation purposes (adjusted operating cash flow) are non-GAAP financial measures. See Appendix A to this proxy statement for a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

Additional Company performance highlights can be found under “2015 Company Performance” on page 35.

New Strategy and Capital Allocation Framework

In October 2015, after significant Board engagement and approval, Corning announced a new strategy and capital allocation framework that reflects the Company’s financial and operational strengths, as well as its ongoing commitment to increasing shareholder value.

Our probability of success increases when we focus on our best-in-the-world capabilities. As a result, we intend to invest 80% of our resources in areas where we can apply our leadership positions in two of our three core competencies: core technologies, manufacturing and engineering platforms and market access platforms. This strategy will allow us to quickly apply our talents and repurpose our assets as needed.

Our financial strength also allows us to increase our return to shareholders. Through 2019, we expect to generate and deploy more than $20 billion in cash and to return more than $10 billion to shareholders through share repurchases and dividends. We expect to increase our dividend per common share by at least 10% annually through 2019.

Creating Shareholder Value

Despite recent global economic headwinds, our financial position remains strong as we continue to generate a significant amount of cash from operating activities. In 2015, we generated $3.219 billion in adjusted operating cash flow.

In addition to delivering on short-term goals and investing for long-term growth, our capital allocation framework utilizes our financial strength to continue returning value to shareholders. Since reinstating our dividend in 2007, we have increased our quarterly dividend five times, for a cumulative increase of almost 170%. In the past five years, we have returned more than $11 billion to shareholders through repurchases and common stock dividends. In October 2015, our Board authorized $4 billion in new share repurchases, including a $1.25 billion accelerated share repurchase program, which we completed in January 2016. And, in February 2016, we increased our dividend by 12.5%.

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Proxy Summary

Our Director Nominees

You are being asked to vote on the election of the 13 directors listed below. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Proposal 1 Election of Directors on page 19.

Name & Primary Occupation	Age	Director since	Independent	Committee Memberships*	Other Public Company Boards
Donald W. Blair	57	2014	Y	Audit	0
Retired Executive Vice President and Chief Financial Officer,				Finance
NIKE, Inc.
Stephanie A. Burns	61	2012	Y	Corporate Relations (Chair)	3
Retired Chairman and Chief Executive Officer,
Dow Corning Corporation
John A. Canning, Jr.	71	2010	Y	Executive	1
Chairman,				Finance
Madison Dearborn Partners, LLC				Governance
Richard T. Clark	69	2011	Y	Compensation	1
Retired Chairman, President and Chief Executive Officer,			Independent	Executive
Merck & Co., Inc.			Lead Director	Governance
Robert F. Cummings, Jr.	66	2006	Y	Executive	1
Retired Vice Chairman of Investment Banking,				Finance (Chair)
JPMorgan Chase & Co.				Governance
Deborah A. Henretta	54	2013	Y	Audit	2
Retired Group President of Global E-Business,				Corporate Relations
Procter & Gamble Company
Daniel P. Huttenlocher	57	2015	Y	Audit	0
Dean and Vice Provost,				Finance
Cornell Tech
Kurt M. Landgraf	69	2007	Y	Audit (Chair)	1
Retired President and Chief Executive Officer,				Compensation
Educational Testing Service				Executive
Kevin J. Martin	49	2013	Y	Corporate Relations	1
Vice President, Mobile and Global Access Policy,				Governance
Facebook, Inc.
Deborah D. Rieman	66	1999	Y	Audit	1
Executive Chairman,				Compensation (Chair)
MetaMarkets Group
Hansel E. Tookes II	68	2001	Y	Compensation	3
Retired Chairman and Chief Executive Officer,				Executive
Raytheon Aircraft Company				Governance (Chair)
Wendell P. Weeks	56	2000	N	Executive (Chair)	2
Chairman, Chief Executive Officer and President,
Corning Incorporated
Mark S. Wrighton	66	2009	Y	Audit	2
Chancellor and Professor of Chemistry,				Finance
Washington University in St. Louis
*	Audit = Audit Committee; Compensation = Compensation Committee; Corporate Relations = Corporate Relations Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee

CORNING INCORPORATED - 2016 Proxy Statement     9

Proxy Summary

Governance Highlights

Corning is committed to maintaining good corporate governance as a critical component of driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s shareholders.

Since the beginning of 2015, we have enhanced our governance in the following ways:

●	amended our by-laws to adopt proxy access, after significant shareholder engagement;
●	adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol; and
●	agreed to enhance our public disclosures regarding political spending and lobbying activities.

The Corporate Governance section beginning on page 12 describes our governance framework, which includes the following:

●	Annual election of all directors
●	Majority vote standard for the election of directors in uncontested elections
●	Active shareholder engagement to better understand investor perspectives
●	Independent Lead Director
●	Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors
●	Executive sessions of independent directors held at each regularly scheduled Board meeting
●	Stock ownership guidelines for directors and named executive officers
	-	Significant requirements of 5x annual retainer for our directors, 6x base salary for our CEO and 3x base salary for other named executive officers
●	Prohibition on pledging and hedging for directors and employees
	-	Company policies prohibit our directors and employees from pledging or hedging or trading in derivatives of the Company’s stock
●	Clawback policy
	-	Executives’ incentives are subject to a clawback that applies in the event of certain financial restatements

Shareholder Communication

Communicating our strategy and financial performance to our shareholders and the broader investment community is critically important and is effected through quarterly earnings conference calls and materials, SEC filings, Investor Day, investor conferences, our website at www.corning.com and other web communications. In addition, senior executives engage throughout the year with shareholders and organizations interested in our performance or business practices through meetings and calls.

In 2015, our Board endorsed the
principles embodied in the Shareholder-Director
Exchange (SDX) Protocol.

In 2014, we expanded our outreach program to discuss a wider range of issues with a broader group of shareholders, and we continued this practice in 2015. Outreach discussions in the fall tend to focus on corporate governance matters and discussions in the spring tend to focus on issues related to the proxy statement. In the fall of 2015, our Board endorsed the principles embodied in the Shareholder-Director Exchange (SDX) Protocol, as a guide for effective, mutually beneficial engagement between shareholders and directors.

In 2015, as part of our shareholder outreach program, we met with shareholders representing over 42% of our outstanding shares. In these interactive meetings, we heard many constructive comments on strategy, capital allocation, governance, compensation, shareholder communications, and shareholder proposals. We learned through these meetings that our shareholders generally approved of our new strategy and capital allocation framework. These shareholders also were generally supportive of our executive compensation program. As in previous years, major shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the plans were aligned appropriately with performance. Additionally, pursuant to shareholder input, we will begin providing voluntary, meaningful semi-annual disclosure on www.corning.com regarding our political contributions and lobbying activities, beginning July 1, 2016.

10     CORNING INCORPORATED - 2016 Proxy Statement

Proxy Summary

Executive Compensation Highlights

We solicit an annual advisory vote on our executive compensation (Proposal 3). Our Board of Directors requests that you approve the compensation of our Named Executive Officers (NEOs).

Our Compensation Pay Mix

Approximately 88% of the CEO’s target total compensation and 79% of the other NEOs’ target total compensation in 2015 is variable and impacted by operating or stock price performance. Target total compensation includes base salary and target short- and long-term incentives.

Target Total Compensation

Our Compensation Performance Metrics

Our goals for short- and long-term incentives focus on the key drivers for sustaining and/or creating long-term shareholder value: cash generation, profitability and revenue growth.

Adjusted Operating Cash Flow:
generating strong positive cash flow enables our ongoing investment in innovation and returns to shareholders.

Core Net Sales:
growing sales both organically through innovation and through acquisition is critical to our short-term and long-term success. The time horizon for the short-term and long-term goals differ.

Core Earning per Share (Core EPS):
Core EPS is our key measure of profitability.

Short Term Cash Incentives Earned for NEOs
2015	Performance Incentive Plan - 67% of target GoalSharing – 5.69% payout
2014	Performance Incentive Plan - 123% of target GoalSharing – 6.75% payout
Long-term Cash Incentives Earned (CPUs) for NEOs
2015	Average of 2015, 2016 and 2017 performance	100%, TBD, TBD 3 year average: TBD
2014	Average of 2014, 2015 and 2016 performance	121%, 100%, TBD 3 year average: TBD

In 2016, we will be adding a three-year return on invested capital modifier to our CPUs, reflecting our commitment to invest in areas that will encourage Company growth (see “What’s New in 2016” on page 46).

CORNING INCORPORATED - 2016 Proxy Statement     11

Corporate Governance and the Board of Directors

Corporate Governance

Our Board of Directors recognizes that our corporate governance practices must continually evolve to appropriately balance the interests of the Board, shareholders, and management to effectively serve our shareholders, customers, employees, and the communities in which we do business. Supporting that philosophy, we have adopted many leading corporate governance practices, including:

Practice	Description
BOARD COMPOSITION AND ACCOUNTABILITY
Independence	A majority of our directors must be independent. Currently, 92% of our directors are independent. With the exception of our Executive Committee, each of our Board committees consists entirely of independent directors. See page 15.
Skills and Qualifications	The composition of our Board represents broad perspectives, skills, experiences, and knowledge relevant to our business. A matrix of relevant skills can be found on page 19.
Independent Lead Director	Our Corporate Governance Guidelines require an Independent Lead Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. See page 13.
Annual Management Succession Planning Review	Our Board conducts an annual review of management development and succession planning. See page 13.
Director Tenure Policies	Our director tenure policy requires a director to retire at the annual meeting of shareholders following the director’s 74th birthday. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or responsibilities. See page 20.
Director Overboarding Policy	We have a policy to help provide confidence that each of our directors is able to dedicate the meaningful amount of time necessary to be a highly effective member of the Board. Absent approval by the Nominating and Corporate Governance Committee, a director who is not serving as CEO of a public company may serve on no more than four total public company boards (including our Board) and a director serving as the CEO of a public company (including our CEO) may serve on no more than two total public company boards (which includes our Board). In February 2016, Mr. Weeks sought approval from the Nominating and Corporate Governance Committee to join the board of Amazon.com, Inc., which was approved after a careful assessment of the commitments required.

SHAREHOLDER RIGHTS
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority Voting Standard for Director Elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director must receive more votes “For” his or her election than votes “Against” in order to be elected.
Proxy Access	Beginning with our 2017 Annual Meeting, eligible shareholders will be able to include their nominees for director in the Company’s proxy materials.
Director Resignation Policy	Any incumbent nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election must promptly offer to resign. The Nominating and Corporate Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer and publicly disclose its decision and rationale.
Single Voting Class	Corning common stock is the only class of voting shares outstanding.
No Poison Pill	We do not have a poison pill.

12     CORNING INCORPORATED - 2016 Proxy Statement

Corporate Governance and the Board of Directors

Board Leadership Structure

We do not have an explicit policy as to whether the roles of Chair of the Board and Chief Executive Officer (CEO) should be combined or separated. Instead, our Board, through our Nominating and Corporate Governance Committee, annually assesses its leadership structure and determines which leadership structure best serves the interests of Corning based on the circumstances. However, if the Chair and CEO roles are combined, our Corporate Governance Guidelines require that we have an Independent Lead Director, with strong and clearly articulated responsibilities, to complement the Chair’s role and to serve as the principal liaison between the non-management directors and the Chair.

Currently, our Chair and CEO roles are combined. In February 2016, as part of its annual review and assessment of our leadership structure, corporate governance and succession planning, the Board determined that the current leadership structure is working well, as it facilitates effective communication, oversight and governance of the Company while allowing independent decision-making as appropriate. We believe that having Mr. Weeks serve as Chair and CEO demonstrates to our investors, employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

The Board believes that the current leadership structure – under which five of the six Board committees are chaired by independent directors, and our Independent Lead Director assumes certain responsibilities on behalf of the independent directors – remains the optimal board leadership structure for the Company and our shareholders.

Richard T. Clark was re-elected effective February 3, 2016, to the role of Independent Lead Director of the Board by the independent directors.

Independent Lead Director

Our Independent Lead Director is elected annually by the independent, non-management directors.

The Independent Lead Director’s regular duties include:

●

presiding at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held after every Board meeting), and apprising the Chair of the issues considered;

●	facilitating the annual CEO performance review and management succession planning reviews;
●	making himself available for consultation and direct communication with the Company’s shareholders;
●	serving as liaison between the Chair and the independent directors;
●	approving Board meeting agendas;
●	approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items, in consultation with the Chair and the independent directors;
●	approving the type of information to be provided to directors for Board meetings;
●	calling meetings of the independent directors when necessary and appropriate; and
●	performing such other duties as the Board may from time to time designate.

Our current Independent Lead Director, Richard T. Clark, performs the following additional duties:

●	meeting with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations; and
●	regularly speaking with the CEO in between Board meetings to discuss matters of concern, often following consultation with other independent directors.

Management Succession Planning

One of the primary responsibilities of the Board is to ensure that Corning has a high-performing management team in place. The full Board has responsibility for management succession planning. On an annual basis, the Board reviews and approves succession plans for the CEO and other senior executives. The Board conducts this detailed review of management development and succession planning activities to maximize the pool of internal candidates who can assume top management positions without undue interruption. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

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Corporate Governance and the Board of Directors

Risk Oversight

Corning has a comprehensive risk management program that engages the Company’s management and Board. The Company uses an Enterprise Risk Management (ERM) program modeled on the COSO II framework. COSO, or The Committee of Sponsoring Organizations, provides thought leadership and guidance on internal controls, enterprise risk management and fraud deterrence.

The Corning ERM program utilizes (1) a Risk Council composed of Corning management and staff to aggregate, prioritize and assess risks including financial, operational, business, reputational, governance and managerial risks; and (2) a Compliance Council, which reviews the Company’s compliance with laws and regulations of the countries in which we conduct business. Management provides reports on the Company’s ERM process and its top risks periodically to the Audit, Finance and Corporate Relations Committees, as well as annually to the Board. The Compliance Council reports directly to each of the Audit Committee and Corporate Relations Committee.

Additionally, the full Board provides risk oversight through its review of: potential risks which could negatively impact the proposed budget and plan; the Company’s strategy and capital allocation framework and any risks that may negatively impact it; the proposed rationale and risks involved in significant investment or divestiture actions by the Company; and the Company’s current research and development projects and associated risks related to such projects, including safeguards to manage cyber risk. The full Board also engages in periodic discussions regarding risks with our CEO, chief financial officer, general counsel, chief compliance officer, and other company officers, as it deems appropriate. The Board’s risk oversight also occurs by Board Committees, as described above and in each Committee’s charter.

Committees

The Board has the following Committees as of the date of this proxy statement.

Committee	Primary Responsibilities			Number of Meetings in 2015
Audit(1)	●	Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements		9
	●	Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm
	●	Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls
	●	Reviews the results of Corning’s annual audit and quarterly and annual financial statements
	●	Discusses company policies with respect to risk assessment and risk management
Compensation(2)	●	Establishes Corning’s goals and objectives with respect to executive compensation		6
	●	Evaluates the CEO’s performance in light of Corning’s goals and objectives
	●	Determines and approves compensation for the CEO and other Company officers
	●	Recommends to the Board the compensation arrangements of non-management directors
	●	Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding non-equity incentive and equity incentive plans
Corporate Relations	●	Assists the Board in fulfilling its oversight responsibility by reviewing the Company’s strategies and policies in the areas of public relations and reputation, employment policy and employee relations, political activities, public policy, and community responsibility. These areas include:		5
		–	Corporate identity, investor relations, media relations, and product liability
		–	Safety and health policies; code of conduct; values; human resource and industrial relations strategies; and internal communications strategies
		–	Political activities and relationships with significant governmental agencies in the countries in which the Company operates
		–	Environmental policies, charitable contribution strategies, and significant projects undertaken to improve communities within which the Company has significant operations and employees
Executive	●	Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board		5

14     CORNING INCORPORATED - 2016 Proxy Statement

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities		Number of Meetings in 2015
Finance	●	Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties	9
	●	Reviews capital expenditure plans and capital projects
	●	Monitors Corning’s short and long term liquidity
	●	Reviews Corning’s tax position and strategy
	●	Reviews and recommends for approval by the Board Corning’s capital allocation framework, declaration of dividends, stock repurchase programs, and short and long term financing transactions
	●	Reviews strategies for managing financial and economic risks including hedging strategies and insurance programs
Nominating and Corporate Governance	●	Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders	5
	●	Monitors significant developments in the regulation and practice of corporate governance
	●	Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC
	●	Identifies Board members to be assigned to the various committees
	●	Oversees and assists the Board in the review of the Board’s performance
	●	Reviews activities of Board members and senior executives for potential conflicts of interest
(1)	The Board of Directors has determined that all members of the Audit Committee satisfy the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Board also determined that Mr. Landgraf, Mr. Blair and Dr. Wrighton have acquired the attributes necessary to qualify them as “audit committee financial experts” as defined by applicable SEC rules.
(2)	The Board of Directors has determined that all members of the Compensation Committee satisfy the applicable compensation committee independence requirements of the NYSE and the SEC.

Board and Shareholder Meeting Attendance

The Board of Directors met 10 times during 2015. Director attendance averaged 96% for the year, and each incumbent director attended at least 85% of the meetings of the Board and standing Committees on which the director served during 2015. Corning’s Corporate Governance Guidelines require that, in addition to attendance at each board meeting, each director be prepared and participate meaningfully in each meeting.

All of our then-serving directors attended our 2015 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend all Annual Meetings of Shareholders, absent extraordinary circumstances.

Director Independence and Transactions Considered in Independence Determinations

Independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (NYSE), applicable U.S. Securities and Exchange Commission (SEC) rules and the Company’s director qualification standards.

Of our 13 directors, 12 (92%) are independent under the NYSE listing requirements, applicable SEC rules, and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. The Board considers all relevant facts and circumstances when making independence determinations, including application of the following NYSE criteria, any of which would bar a director from being determined to be “independent”:

●	the director or an immediate family member is, or has been within the last three years, an executive officer of Corning
●

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Corning, other than director and committee fees and pension or other forms of deferred compensation for prior service

CORNING INCORPORATED - 2016 Proxy Statement     15

Corporate Governance and the Board of Directors

●

the director or an immediate family member is a current partner or employee of a firm that is Corning’s internal or external auditor (and in the case of the family member, such person personally works on Corning’s audit), or at any time during the past three years the director or the family member was a partner or employee of such firm and personally worked on Corning’s audit

●

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Corning’s present executive officers at the same time serve or served on that company’s compensation committee, and

●

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Corning for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues

In addition, in accordance with NYSE listing requirements, in determining the independence of any director who will serve on the Compensation Committee, our Board considers all factors specifically relevant to determining whether a director has a relationship with Corning that is material to that director’s ability to be independent from management in connection with fulfilling his or her duties as a Compensation Committee member, including but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fees paid by Corning to the director, and whether such director is affiliated with Corning or any of its subsidiaries or affiliates.

Further, directors who serve on the Audit Committee must satisfy standards established by the SEC which provide that to qualify as “independent” for purposes of audit committee membership, members may not accept directly or indirectly any consulting, advisory or other compensatory fees from the Company other than their director compensation, and they may not be affiliates of Corning.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2013 between Corning and entities associated with our independent directors or members of their immediate family.

In making director independence determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Corning and Corning’s management. The Board’s independence determinations included reviewing the following:

●

Each of Mr. Cummings, Mr. Martin, Ms. Henretta and Drs. Huttenlocher and Wrighton is or was, during the previous three years, an employee of a company or organization that did business with Corning at some time during those years. Corning’s business relationships with such company or organization were ordinary course/arms’ length dealings, and no Corning director had a personal interest in, or received a personal benefit from, such relationships. Payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entities’ consolidated gross revenues in each of those years.

●

Mr. Cummings is a former employee of JPMorgan Chase & Co. (JPM). He retired from JPM as of February 1, 2016. He was not an executive officer of JPM. JPM is one of various investment banks that provide services to Corning, and Corning’s relationship with JPM precedes both Mr. Cummings’ service as a director of the Company and his employment with JPM. During his employment with JPM, Mr. Cummings was precluded from participating in services provided by JPM to Corning and fees Corning paid to JPM. He had no involvement in Corning’s decision as to what services Corning requested from JPM. Mr. Cummings had no personal interest in, nor did he receive any personal benefit from, Corning’s business relationship with JPM. Corning’s payments to JPM and its affiliates for these services constituted less than the greater of $1 million, or 2% of JPM’s consolidated gross revenues in each of the last three years.

●

Dr. Burns is a former Chairman, President and CEO of Dow Corning Corporation (DCC). She retired from DCC in December 2011. DCC is an independently managed company in which Corning has a 50 percent equity interest; it is not controlled by Corning; it is not consolidated in Corning’s financial statements; and it has never been a subsidiary of Corning. In December 2015, The Dow Chemical Company (Dow) and Corning announced the signing of a definitive agreement to realign the ownership of DCC such that Dow will become the 100 percent owner of DCC.

In determining that each of the relationships set forth above is not material, the Board considered the following additional facts: that such relationships arise only from such director’s position as an employee or director of the relevant company with which Corning does business; that such director has no direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all of the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has adopted a written policy requiring that any transaction (a) involving Corning (b) in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved or ratified by a majority of independent directors of the full Board or by a designated committee of the Board. The Board has designated the Nominating and Corporate Governance Committee with responsibility for reviewing and approving any such transactions.

In determining whether to approve or ratify any such transaction, the independent directors or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We did not have any transactions requiring review and approval in accordance with this policy during 2015.

16     CORNING INCORPORATED - 2016 Proxy Statement

Corporate Governance and the Board of Directors

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or has ever been, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2015 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or served during 2015 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board of Directors or Compensation Committee.

Other Matters

Corning is headquartered in a small community in upstate New York. Throughout its history, the Company has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the surrounding community, making it more attractive to employees. In a small community, inevitably employees, including executives and their spouses, have relationships with the non-profit organizations that receive such contributions from the Company.

The Company undertakes its philanthropic endeavors both directly and indirectly through The Corning Incorporated Foundation (the Foundation). We believe in being an active corporate citizen and the Foundation directs its efforts toward the communities where Corning operates, promoting educational and social progress that improves the quality of life for the entire community. The Foundation’s grant activity is aimed at five areas: education, culture, community, health and human services and disaster relief. In 2015, Corning donated $6 million to the Foundation. During 2015, the Foundation disbursed approximately $5.6 million, of which over 60% was directed toward educational institutions, including the Corning Painted Post Area School District and Corning Community College.

Corning’s direct giving includes annual contributions to various cultural and educational institutions locally in Corning, New York, and internationally. Locally, the Corning Museum of Glass (CMoG) – the world’s leading glass museum – is the largest benefactor of support from Corning. Wendell P. Weeks (chairman, CEO and president), David Morse (executive vice president and chief technology officer), Jeffrey W. Evenson (senior vice president and operations chief of staff), and Mark S. Rogus (senior vice president and treasurer) serve on the CMoG board of trustees. In 2015, Corning provided cash and non-cash contributions of services to CMoG of approximately $32 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focusing on science and math. Currently, children of Corning employees represent approximately 50% of its enrollment. In 2015, non-cash contributions totaled approximately $1.3 million and cash contributions totaled $288,000. Mark S. Rogus (senior vice president and treasurer), Christine M. Pambianchi, (senior vice president, Human Resources), and Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman, CEO and president) serve on the ASMS board of trustees. Ms. Frock Weeks also serves as administrative head of school at ASMS, but receives no salary or benefits in this role. Corning also provides financial support to other educational institutions. In 2015, Corning donated cash of approximately $1 million to support other local K-12 schools in areas where Corning facilities are located.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. All of our directors and NEOs, like all Corning employees, are required to act at all times with honesty and integrity. Our Code of Conduct covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Code of Conduct also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Code of Conduct.

We will disclose any future amendments to, or waivers from, any provision of our Code of Conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2015.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence (except advertising, spam, junk mail and other mass mailings, product inquiries and suggestions, resumes, surveys or any unduly hostile, threatening or illegal materials) to the relevant director, committee member or the full Board, as indicated in the correspondence.

CORNING INCORPORATED - 2016 Proxy Statement     17

Corporate Governance and the Board of Directors

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to corporate governance at the Company is available on the Investor Relations – Governance – Downloads section of our website (http://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html) including:

●	Audit Committee Charter
●	Compensation Committee Charter
●	Corporate Relations Committee Charter
●	Finance Committee Charter
●	Nominating and Corporate Governance Committee Charter
●	Code of Conduct for Directors and Executive Officers
●	Code of Ethics for Chief Executive Officer & Financial Executives
●	Corning Incorporated By-Laws
●	Our Code of Conduct

18     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 1 Election of Directors

Board of Directors’ Qualifications and Experience

Our Board is composed of accomplished professionals with diverse areas of expertise, including leadership, finance and investing, industry experience, technology, research and development, innovation, commercial, international business, operations, government, academia, science, marketing, manufacturing, management, and entrepreneurship. We believe that the broad range of skills, knowledge, opinions and fields of expertise represented on our Board is one of its core strengths.

We believe our directors’ wide range of professional experiences and backgrounds, education and skills has proved to be of significant value to the Company, and we intend to continue leveraging this strength.

The following table describes key competencies and skills of our Board.

Key Competencies
Leadership	●	●	●	●	●	●	●	●	●	●	●	●	●
Industry Experience		●	●	●			●	●	●	●	●	●
Financial, Investment, and/or Banking Experience	●	●	●	●	●		●	●				●	●
Technology, R&D, Innovation and/or Entrepreneurial/Commercial Experience		●		●		●	●	●	●	●	●	●	●
International Experience	●	●		●		●		●				●	●
Academia, Law, Government, Politics or Regulatory Experience			●	●		●	●	●	●		●	●	●
Other Designations
Independent Director	●	●	●	●	●	●	●	●	●	●	●		●
Audit Committee “Financial Expert”	●							●					●

Leadership. These directors have CEO or other senior officer experience, and a demonstrated record of leadership qualities, which includes a practical understanding of organizations, processes, strategy, risk and risk management and methods to drive change and growth.

Industry Experience. These directors have experience in or directly relevant to our businesses, which fosters active participation in, the development and implementation of our operating plan and business strategy. They have valuable perspectives on issues specific to the Company’s business.

Financial, Investment, and/or Banking Experience. These directors possess an acute understanding of finance and financial reporting processes. Accurate financial reporting and robust auditing are critical to the Company’s success.

Technology, R&D, Innovation and/or Entrepreneurial/Commercial Experience. These directors provide valuable perspectives on developing and investing in new technologies, skills critical to Corning as a science, technology, and innovation company.

International Experience. Corning’s future success depends, in part, on our success in growing our businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations.

Academia, Law, Government, Politics or Regulatory Experience. These directors have strong critical thinking and verbal communications skills as well as diversity of views. Legal, government and regulatory experience is relevant to the Company as industry regulations can be critical to the financial welfare and growth of the various businesses.

CORNING INCORPORATED - 2016 Proxy Statement     19

Proposal 1 Election of Directors

2016 Board Committees

Board Committees*
Audit	●					●	●	C		●			●
Compensation				●				●		C	●
Corporate Relations		C				●			●
Executive			●	●	●			●			●	C
Finance	●		●		C		●						●
Nominating and Corporate Governance			●	●	●				●		C

* Committee membership as of February 4, 2016; “C” denotes the Chair of the committee.

Board Nomination and Renewal Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations on director nominees to the full Board. When identifying and selecting director nominees, the Committee considers the impact a nominee would have on the Board’s balance of professional experience, background, viewpoints, skills and areas of expertise. Additionally, the Committee considers input from the Board’s self-evaluation process to identify the backgrounds or skill sets that are desired and future needs of the Board in light of anticipated director retirements under our Board tenure policies – recognizing that the appropriate mix of director competencies and experiences evolves over time. The Committee also considers diversity of race, gender and national origin of potential director candidates.

We believe that our diverse mix of directors fosters candid and challenging discussions, in service of the best decisions for the Company and its shareholders.

The Nominating and Corporate Governance Committee has retained an independent search firm to assist in identifying director candidates, and will also consider recommendations from shareholders. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, skills and experience, a document indicating the candidate’s willingness to serve and evidence of the nominating shareholder’s ownership of Corning’s shares to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831. A shareholder wishing to nominate a candidate must also comply with the notice requirements described on page 69.

The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates; however, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board.

Tenure

Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors:

Tenure on Board	Number of Director Nominees
More than 10 years	3
5 to 10 years	3
Less than 5 years	7

The Board maintains the following tenure policies (contained in our Corporate Governance Guidelines) as a means of ensuring that the Board is regularly renewed with fresh perspectives:

Tenure Policies
Mandatory Retirement	Directors must retire at the annual meeting of shareholders following the director’s 74th birthday
Change in Principal Employment	Directors must offer to resign upon any significant change in principal employment or responsibilities

Since our 2015 Annual Meeting, James B. Flaws retired from the Board as of November 30, 2015, in conjunction with his retirement from Corning Incorporated after 42 years of service.

20     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 1 Election of Directors

Shareholder Nominations of Director Candidates

Proxy Access

In December 2015, we amended our by-laws to permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of 2 directors or 20% of the board for inclusion in our proxy statement, subject to complying with the requirements identified in our by-laws. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with the procedures in our by-laws should follow the instructions under “How Do I Submit A Shareholder Proposal For, Or Nominate a Director For Election At, Next Year’s Annual Meeting” in this proxy statement.

CORNING INCORPORATED - 2016 Proxy Statement     21

Proposal 1 Election of Directors

2016 Nominees for Director

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has set the number of directors at 13 and nominated the persons described below to stand for election. Each of Messrs. Blair, Canning, Clark, Cummings, Landgraf, Martin, Tookes and Weeks, Ms. Henretta, and Drs. Burns, Huttenlocher, Rieman and Wrighton were elected by Corning’s shareholders at the 2015 Annual Meeting. All of the nominees have consented to being named in this proxy statement and to serve as director if elected. The Board believes that each of these nominees is qualified to serve as a director of Corning and the skills and qualifications of each nominee that were considered by the Board are included with the nominee’s biographical information. Equally important, the Board believes that the combination of backgrounds, skills and experiences has produced a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

If elected by our shareholders, the 13 director nominees will serve for a one-year term expiring at our 2017 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our director nominees are currently members of our Board. Each has been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by our Board.

Below is biographical information about our director nominees. This information is current as of March 1, 2016, and has been confirmed by each of our director nominees for inclusion in our proxy statement.

Donald W. Blair
Age: 57 Director Since: 2014 Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.	Skills and Qualifications: ● Expertise in finance and management ● Executive leadership experience ● Experience in international business and finance	Committees: ● Audit ● Finance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Mr. Blair was the executive vice president and chief financial officer of NIKE, Inc. from 1999 to October 2015. Prior to joining NIKE, he served 15 years at PepsiCo, Inc. in a number of senior executive-level corporate and operating unit financial assignments, including chief financial officer roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells.

Mr. Blair brings 35 years of financial expertise and management experience at the international, operational, and corporate levels. He also has proven experience in developing and implementing strategies for delivering sustainable, profitable growth. Mr. Blair’s financial expertise and audit experience are valuable assets to our Finance and Audit committees.

Stephanie A. Burns
Age: 61 Director Since: 2012 Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Skills and Qualifications:

● Global innovation and business leadership experience

● Significant expertise in scientific research, issues management, science and technology leadership and business management

Committees: ● Corporate Relations (Chair) Current Public Company Directorships: ● GlaxoSmithKline plc. ● HP Inc. ● Kellogg Company Public Company Directorships Held During the Past 5 Years: ● None

Dr. Burns has nearly 33 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership and business management to the Board, as well as skills related to her Ph.D. in organic chemistry. She is the past honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chair of the American Chemistry Council.

22     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 1 Election of Directors

John A. Canning, Jr.
Age: 71 Director Since: 2010 Chairman, Madison Dearborn Partners, LLC

Skills and Qualifications:

● Experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions

● Has insight into economic trends important to our business

● Law degree

● Experience in banking and managing investments

Committees:

● Executive

● Finance

● Nominating and Corporate Governance

Current Public Company Directorships:

● Exelon Corporation

Public Company Directorships Held
During the Past 5 Years:

● TransUnion

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a former commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago.

Mr. Canning brings 35 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s experience in banking and managing investments make him a valued member of our Finance Committee.

Richard T. Clark
Age: 69 Director Since: 2011 Retired Chairman, President and Chief Executive Officer Merck & Co., Inc. Independent Lead Director	Skills and Qualifications: ● Broad managerial expertise, operational expertise and deep business knowledge ● Extensive experience in the issues facing public companies and multinational businesses

Committees:

● Compensation

● Executive

● Nominating and Corporate Governance

Current Public Company Directorships:

● ADP, LLC

Public Company Directorships Held
During the Past 5 Years:

● Merck & Co., Inc.

Mr. Clark retired from Merck in 2011. He joined Merck in 1972 and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005 and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011 and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. He serves on the advisory board of American Securities LLC, a private equity firm. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings broad managerial expertise, operational expertise and deep business knowledge, as well as a track record of achievement.

Robert F. Cummings, Jr.
Age: 66 Director Since: 2006 Retired Vice Chairman of Investment Banking JPMorgan Chase & Co.

Skills and Qualifications:

● Extensive investment banking experience including finance, business development and mergers and acquisitions

● Knowledge in the areas of technology, telecommunications, private equity and real estate

Committees:

● Executive

● Finance (Chair)

● Nominating and Corporate Governance

Current Public Company Directorships:

● W. R. Grace & Co.

Public Company Directorships Held
During the Past 5 Years:

● Viasystems Group, Inc.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co. in February 2016. He had served in that role since December 2010, where he advised on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Mr. Cummings’ Board qualifications include more than 31 years of investment banking experience at Goldman Sachs and JPM, where he advised corporate clients on financings, business development, mergers, and acquisitions and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

CORNING INCORPORATED - 2016 Proxy Statement     23

Proposal 1 Election of Directors

Deborah A. Henretta
Age: 54 Director Since: 2013 Retired Group President of Global E-Business, Procter & Gamble	Skills and Qualifications: ● Significant experience in business leadership and operations, P&L responsibility ● Skilled in brand building, marketing and emerging market management	Committees: ● Audit ● Corporate Relations Current Public Company Directorships: ● Meritage Homes Corporation ● NiSource, Inc. Public Company Directorships Held During the Past 5 Years: ● None

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including President Barack Obama and former Secretary of State Hillary Clinton.

Daniel P. Huttenlocher
Age: 57 Director Since: 2015 Dean and Vice Provost, Cornell Tech

Skills and Qualifications:

● Extensive experience in technology innovation and commercialization

● Expertise in information technology and computer software

● Leadership experience

● Investment experience

Committees: ● Audit ● Finance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Dr. Huttenlocher is the founding dean of Cornell Tech, the technology graduate school of Cornell University located in New York City, a position he has held since 2012. In addition to positions as a professor and dean at Cornell, Dr. Huttenlocher has served as chief technology officer at Intelligent Markets, Inc. and as a principal scientist and member of the senior leadership team at the Xerox Palo Alto Research Center.

Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from the Massachusetts Institute of Technology, and a Bachelor of Arts degree in Computer Science and Psychology from the University of Michigan. He is a renowned computer science researcher and educator, and a prolific inventor with two dozen US patents. He also brings to the board extensive experience in technology innovation and commercialization, and expertise in developing next-generation products and services.

Kurt M. Landgraf
Age: 69 Director Since: 2007 Retired President and Chief Executive Officer Educational Testing Service

Skills and Qualifications:

● Extensive executive management experience in public companies, non-profit entities, higher education and government

● Financial expertise

● Operations skills and experience

● Specialized knowledge including technology, transportation, education, pharmaceuticals, health care, energy, materials and mergers and acquisitions

Committees: ● Audit (Chair) ● Compensation ● Executive Current Public Company Directorships: ● Louisiana-Pacific Corporation Public Company Directorships Held During the Past 5 Years: ● None

Mr. Landgraf retired as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization in December 2013. Mr. Landgraf had served in that position since 2000. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he previously held a number of senior leadership positions, including chief financial officer.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions at ETS and DuPont. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

24     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 1 Election of Directors

Kevin J. Martin
Age: 49 Director Since: 2013 Vice President, Mobile and Global Access Policy Facebook, Inc.

Skills and Qualifications:

● Extensive knowledge of government policy and regulatory environment

● Specialized knowledge of telecommunications and information technology industries

● Experience in private equity investing

Committees:

● Corporate Relations

● Nominating and Corporate Governance

Current Public Company Directorships:

● Xtera Communications, Inc.

Public Company Directorships Held
During the Past 5 Years:

● None

Mr. Martin is Vice President, Mobile and Global Access Policy at Facebook, Inc. Prior to this, Mr. Martin was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm, from 2009 to 2015, and chairman of the Federal Communications Commission (FCC) from March 2005 to January 2009.

Mr. Martin has nearly two decades experience as a lawyer and policymaker in the telecommunications field, including his tenure as chairman of the FCC. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Mr. Martin brings deep experience to the board in the telecommunications, economics, governmental and legal arenas.

Deborah D. Rieman
Age: 66 Director Since: 1999 Executive Chairman MetaMarkets Group

Skills and Qualifications:

● Expertise in information technology, innovation and entrepreneurial endeavors

● Ph.D. in mathematics

● Experience in technology development, marketing, business development and support, investor relations and investing

Committees: ● Audit ● Compensation (Chair) Current Public Company Directorships: ● Neustar, Inc. Public Company Directorships Held During the Past 5 Years: ● Keynote Systems

Dr. Rieman has more than 28 years of experience in the software industry. Currently, she is executive chairman of MetaMarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a software company specializing in security and has experience in technology development, marketing, business development and support, investor relations and investing.

Hansel E. Tookes II
Age: 68 Director Since: 2001 Retired Chairman and Chief Executive Officer Raytheon Aircraft Company

Skills and Qualifications:

● Extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments and military and government contracting

● Education, training and knowledge in science and engineering

Committees:

● Compensation

● Executive

● Nominating and Corporate Governance (Chair)

Current Public Company Directorships:

● Harris Corporation

● NextEra Energy, inc.

● Ryder Systems Inc.

Public Company Directorships Held
During the Past 5 Years:

● BBA Aviation plc.

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation and technology.

CORNING INCORPORATED - 2016 Proxy Statement     25

Proposal 1 Election of Directors

Wendell P. Weeks
Age: 56 Director Since: 2000 Chairman, Chief Executive Officer and President Corning Incorporated

Skills and Qualifications:

● Wide range of experience including financial management, business development, commercial leadership, and general management

● Experience in many of Corning’s businesses and technologies

● Experience as chief executive officer

Committees: ● Executive (Chair) Current Public Company Directorships: ● Amazon.com, Inc. ● Merck & Co., Inc. Public Company Directorships Held During the Past 5 Years: ● None

Mr. Weeks joined Corning in 1983. He was named vice president and general manager of the Optical Fiber business in 1996; senior vice president in 1997; senior vice president of Opto Electronics in 1998; executive vice president in 1999; and president, Corning Optical Communications in 2001. Mr. Weeks was named president and chief operating officer of Corning in 2002; president and chief executive officer in 2005; and chairman and chief executive officer on April 26, 2007. He added the title of president in December 2010.

Mr. Weeks brings deep and broad knowledge of the Company based on his long career across a wide range of Corning’s staff groups and major businesses. Mr. Weeks has 32 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and 11 years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Mark S. Wrighton
Age: 66 Director Since: 2009 Chancellor and Professor of Chemistry, Washington University in St. Louis

Skills and Qualifications:

● Expertise in materials and chemistry; research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and photo processes at electrodes

● Executive leadership experience

Committees: ● Audit ● Finance Current Public Company Directorships: ● Brooks Automation, Inc. ● Cabot Corporation Public Company Directorships Held During the Past 5 Years: ● None

Since 1995, Dr. Wrighton has been chancellor and professor of Chemistry at Washington University in St. Louis, a major research university. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and in photoprocesses at electrodes. Under Dr. Wrighton’s leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. In addition to his executive leadership, Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

26     CORNING INCORPORATED - 2016 Proxy Statement

Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. Members of the Board who are employees of the Company are not compensated for service on the Board or any of its Committees.

Directors may elect to defer all or a portion of their cash compensation. Amounts deferred may be paid in cash or stock, as applicable, and while deferred may be allocated to (1) an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter, (2) a restricted stock unit account, or (3) a combination of such accounts. At December 31, 2015, six directors had elected to defer compensation.

2015 Director Compensation

Annual Retainer	$60,000
Independent Lead Director Retainer	Our Independent Lead Director receives an additional retainer of $25,000 per year. Beginning in 2016, the Independent Lead Director’s additional retainer will be $35,000 per year.
Committee Chair Retainer

In 2015, we increased the Audit Committee Chair retainer to $20,000 per year. Beginning in 2016, the Compensation Committee Chair’s retainer will also be $20,000 per year. Other Committee Chairs receive an additional retainer of $15,000 per year.

Board and Committee Meeting Attendance	$1,750 for each Board meeting, committee meeting or special session attended. (Each two-day Board meeting typically consists of three Board sessions and two committee meetings for each director.)
Annual Equity Grants

Each non-employee director annually receives a form of long-term equity compensation approved by the Board. Non-employee directors generally receive their awards at the February meeting. If, however, a non-employee director is appointed between the February meeting and December 31, then that director will receive a pro-rata award shortly after joining the Board.

In 2015, we increased our directors’ annual equity compensation by $10,000, and issued 5,974 shares of restricted stock (with a grant date value of approximately $145,000) to each non-employee director under the 2010 Equity Plan for Non-Employee Directors, except for Daniel P. Huttenlocher, who joined the Board in February 2015 and received 5,477 shares. These restricted shares are not available for transfer or exercise until six months after the date of a director’s retirement or resignation. Beginning in 2016, the directors’ annual equity compensation will be $155,000 per year.

In 2015, independent directors below performed these Board committee functions:

Name	Role During 2015
Dr. Burns	Corporate Relations Committee Chair
Mr. Clark	Independent Lead Director
Mr. Cummings	Finance Committee Chair
Mr. Landgraf	Audit Committee Chair
Dr. Rieman	Compensation Committee Chair
Mr. Tookes	Nominating and Corporate Governance Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Other

Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. We fund this program by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2015, we paid a total of $142,651 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no financial benefit from the program, and we do not include these amounts in the directors’ compensation. Generally, one must be a director for five years to participate in the program. In 2015, Messrs. Canning, Cummings, Flaws, Landgraf, Tookes and Weeks, and Drs. Rieman and Wrighton were eligible to participate in the program.

Directors are also eligible to participate in the Corning Foundation Matching Gift Program for eligible charitable organizations. This Program is available to all Corning employees. The maximum matching gift amount available from the Foundation for each participant in the Program is $7,500 per calendar year.

Corning also pays premiums on directors’ and officers’ liability insurance policies covering directors.

CORNING INCORPORATED - 2016 Proxy Statement     27

Director Compensation

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Donald W. Blair	$138,750	$144,989	$7,500	$291,239
Stephanie A. Burns	141,500	144,989	0	286,489
John A. Canning, Jr.	133,500	144,989	7,500	285,989
Richard T. Clark	160,250	144,989	0	305,239
Robert F. Cummings, Jr.	153,750	144,989	0	298,739
Deborah A. Henretta	130,000	144,989	0	274,989
Daniel P. Huttenlocher	130,250	132,927	0	263,177
Kurt M. Landgraf	162,250	144,989	1,000	308,239
Kevin J. Martin	121,250	144,989	0	266,239
Deborah D. Rieman	148,500	144,989	7,500	300,989
Hansel E. Tookes II	150,250	144,989	0	295,239
Mark S. Wrighton	130,000	144,989	7,500	282,489
(1)	Includes all fees and retainers paid or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2016. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of award shares outstanding each Director had as of December 31, 2015 is shown in the table below. Total stock holdings for directors as of December 31, 2015 are shown in the “Beneficial Ownership of Directors and Officers” table.
(3)	The amounts in this column reflect charitable donation matches made by Corning Foundation’s Matching Gift Program.

The following are the total number of award shares outstanding for each Director as of December 31, 2015:

Name	Award Shares Outstanding at December 31, 2015	Options Outstanding at December 31, 2015(1)
Donald W. Blair	8,810	0
Stephanie A. Burns	32,101	0
John A. Canning, Jr.	40,717	1,323
Richard T. Clark	33,529	0
Robert F. Cummings, Jr.	56,253	11,872
Deborah A. Henretta	17,532	0
Daniel P. Huttenlocher	5,477	0
Kurt M. Landgraf	54,524	3,093
Kevin J. Martin	23,073	0
Deborah D. Rieman	91,180	14,888
Hansel E. Tookes II	78,430	14,888
Mark S. Wrighton	49,880	6,775
(1)	No options were granted to non-employee directors in 2015.

28     CORNING INCORPORATED - 2016 Proxy Statement

Stock Ownership Information

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as an effective link to shareholders, and as such, all directors and named executive officers (NEOs) are expected to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. All directors and NEOs who have been so for five years or more currently comply with our guidelines.

Directors	CEO	Other NEOs
5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Beneficial Ownership of Directors and Officers

The following table shows, as of December 31, 2015, the number of shares of Corning common stock beneficially owned and the aggregate number of shares of common stock and common stock-based equity, including stock options and RSUs that will vest or become exercisable within 60 days, as applicable, held by each director and NEO, and all directors, Section 16 officers and NEOs as a group.

	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Share Units Vesting Within 60 Days	Total Shares Beneficially Owned	Percent of Class
DIRECTORS
Donald W. Blair	8,810		0	0	8,810	—
Stephanie A. Burns	34,464		0	4,121	38,585	—
John A. Canning, Jr.	100,717		1,323	0	102,040	—
Richard T. Clark	33,529		0	0	33,529	—
Robert F. Cummings, Jr.	136,253		11,872	0	148,129	—
Deborah A. Henretta	17,532		0	0	17,532	—
Daniel P. Huttenlocher	5,477		0	0	5,477	—
Kurt M. Landgraf	54,524		3,093	0	57,617	—
Kevin J. Martin	23,073		0	0	23,073	—
Deborah D. Rieman	126,430		14,888	0	141,318	—
Hansel E. Tookes II	88,430		14,888	0	103,318	—
Mark S. Wrighton	50,880		6,775	0	57,655	—

NAMED EXECUTIVE OFFICERS
Wendell P. Weeks	715,952	(4)	1,377,597	0	2,093,549	—
James B. Flaws	344,593		322,615	0	667,208	—
R. Tony Tripeny	30,298		258,344	0	288,642	—
James P. Clappin	55,807		303,800	0	359,607	—
Lawrence D. McRae	105,506		336,760	0	442,266	—
Kirk P. Gregg	146,429		376,810	80,697	603,936	—

ALL DIRECTORS, SECTION 16 OFFICERS AND NEOS
As a group (27 persons)	2,423,322	(5)(6)	4,298,891	84,818	6,807,031	0.60%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Flaws, Tripeny, Clappin, McRae and Gregg all executive officers as a group the equivalent of 11,783; 0; 0; 2,166; 6,315; 0; and 23,099 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 15,515,838 shares of common stock (being 1.37% of the class).

CORNING INCORPORATED - 2016 Proxy Statement     29

Stock Ownership Information

(4)	Includes 704,169 shares held by a revocable trust of which Mr. Weeks is the beneficiary, and he currently has no voting authority over these shares.
(5)	Does not include 34,982 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(6)	As of December 31, 2015, none of our directors or executive officers had pledged any such shares.

Beneficial Ownership of Corning’s Largest Shareholders

The following table shows those persons known to the Company to be the beneficial owners of 5% or more of the Company’s common stock as of December 31, 2015. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	67,419,010	(1)	5.69%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	61,434,609	(2)	5.2%
(1)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G filed by Vanguard with the SEC on February 10, 2016, reflecting ownership of shares as of December 31, 2015. Vanguard has sole voting power and/or sole dispositive power with respect to 65,071,266 shares and shared voting power and/or shared dispositive power with respect to 2,347,744 shares. According to the Schedule 13G, Vanguard beneficially owned 5.69% of our common stock as of December 31, 2015.
(2)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G filed by BlackRock with the SEC on January 26, 2016, reflecting ownership of shares as of December 31,2015. BlackRock has sole voting power and/or sole dispositive power with respect to 61,385,593 shares and shared voting power and/or shared dispositive power with respect to 49,016 shares. According to the Schedule 13G, BlackRock beneficially owned 5.2% of our common stock as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements were met.

30     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of our independent auditor each year and has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2016. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the audit fees associated with the engagement of PwC. All services provided to Corning by PwC in 2014 and 2015 were pre-approved by the Audit Committee in accordance with the policy.

In conjunction with the mandated rotation of the PwC’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PwC’s new lead engagement partner. In considering continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee has determined that such a rotation would likely cause significant disruption to the Company without providing any significant benefit. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2014 and 2015:

	2014	2015
Audit Fees	$9,354,000	$9,123,000
Audit Related Fees	1,487,000	315,000
Tax Fees	1,606,000	475,000
All Other Fees	358,000	503,000
Total Fees	$12,805,000	$10,416,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, audit of new information technology systems, tax related audit support, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures and the evaluation of new accounting policies.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, expatriate tax return compliance, other tax compliance projects and assistance in reviewing Corning’s transfer pricing policies.

All Other Fees. These fees are composed of a strategy consulting project with respect to new product development, an information technology security assessment, a fee relating to licensing technical accounting software from the independent registered public accounting firm and a fee to subscribe to certain benchmarking studies published by the independent registered public accounting firm.

CORNING INCORPORATED - 2016 Proxy Statement     31

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2015, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2015 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Stephanie A. Burns
Deborah A. Henretta
Daniel P. Huttenlocher
Deborah D. Rieman
Mark S. Wrighton

32     CORNING INCORPORATED - 2016 Proxy Statement

Proposal 3 Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934, as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

This vote is advisory and not binding on the Company, but the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all of the Compensation Committee’s decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategy.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2015 Company performance, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our programs in our outreach discussions and in last year’s Say on Pay results. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the total compensation paid to the Company’s Named Executive Officers (CEO, retired CFO, current incumbent CFO and three other most highly compensated executives), as disclosed in the proxy statement for the 2016 Annual Meeting of Shareholders pursuant to Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation, is hereby APPROVED.

Our Board unanimously recommends a vote FOR the resolution approving the compensation of our Named Executive Officers.

CORNING INCORPORATED - 2016 Proxy Statement     33

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (CD&A) focuses on the 2015 compensation of our Named Executive Officers (NEOs) and how this compensation aligns with our pay for performance philosophy.

Our NEOs in fiscal year 2015 were:

Named Executive Officer	Role	Tenure in role	Total years of Corning service
Wendell P. Weeks	Chairman, Chief Executive Officer (CEO) and President	11 Years as CEO (9 years as CEO/Chairman)	33 Years
James B. Flaws*	Vice Chairman and Chief Financial Officer (retired)	18 Years as CFO	42 Years
R. Tony Tripeny*	Senior Vice President and Chief Financial Officer	New CFO in 2015	30 Years
James P. Clappin	President, Corning Glass Technologies	10 Years	36 Years
Lawrence D. McRae*	Vice Chairman and Corporate Development Officer	New Vice Chairman in 2015	30 Years
Kirk P. Gregg*	Executive Vice President and Chief Administrative Officer	18 Years	22 Years
*	In a planned succession, on August 31, 2015, Mr. Flaws stepped down as Chief Financial Officer and Mr. Tripeny became Chief Financial Officer effective September 1, 2015. Mr. McRae was appointed Vice Chairman and Corporate Development Officer effective September 1, 2015. Mr. Flaws subsequently retired as Vice Chairman on November 30, 2015. Mr. Gregg retired on December 31, 2015.

CD&A Table of Contents

To assist shareholders in finding important information, we call your attention to the following sections of the CD&A:

34     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Executive Summary

Executive Compensation Philosophy

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to motivate them to perform at the highest level. Our leaders must possess deep technical understanding in our core technologies and have broad business, commercial and leadership experience. In order to attract, retain and motivate this caliber of talent, the Compensation Committee (the Committee) is committed to promoting a performance-based culture that motivates executives by tying rewards to financial metrics that support the creation of long-term value for our shareholders and strong cash flows.

2015 Company Performance

After a good first half, 2015 became a challenging year due to global economic headwinds, the continued softening of retail demand for televisions and IT devices and the negative impact on our financial results of the stronger U.S. dollar. Despite these conditions, we generated significant adjusted operating cash flow during the year, which we consider a key indicator of the health of the Company. However, performance against some of our other key financial performance objectives was below our established targets for 2015.

●

Adjusted Operating Cash Flow: Increased by 3.1% year-over-year. Lower year-over-year core earnings were more than offset by the receipt of customer deposits. Results were 130% of the established target for 2015.

●

Core Net Sales: Slightly lower year-over-year, impacted by lower sales in our Display Technologies segment due to price declines and softening in the television and IT device retail markets and the impact of the overall strengthening of the U.S. dollar on our Optical Communications, Environmental Technologies, and Life Sciences segments. This was partially offset by higher sales in our Optical Communications segment. Results were 30% of the established target for 2015.

●

Core EPS: Down year-over-year, driven by lower core earnings in our Display Technologies, Environmental Technologies and Life Sciences segments, and lower equity earnings. Results were 79% of the established target for 2015.

●	Total Shareholder Return (TSR): Negative 1-year TSR (-18.3%) was below expectations, but 3 year TSR of 15.8% per year is in line with the median of S&P 500 companies.

In spite of the challenges, our overall financial strength enables us to increase our capital return to shareholders, in a balanced fashion, while continuing to invest in innovative projects. As discussed under “New Strategy and Capital Allocation Framework” on page 8, we expect to generate and deploy more than $20 billion in cash through 2019. We plan to invest $10 billion in our growth and sustained leadership, and to return more than $10 billion to shareholders through share repurchases and dividends through 2019. We also expect to increase our dividend per common share by at least 10% annually through 2019.

Note Regarding Core Performance Measures

Throughout this CD&A we refer to our core net sales, core earnings, core EPS and adjusted operating cash flow for compensation purposes (adjusted operating cash flow), which are non-GAAP financial measures. These core performance measures remove the impact of changes in the Japanese yen and Korean won exchange rates versus the US dollar, as well as the impact of other special items that do not reflect the ongoing operating results of the Company. Please see page 36 of our 2015 Annual Report on Form 10-K for additional information about our core performance measures and why we use them. Appendix A to this proxy statement contains a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

2015 Performance and Compensation Alignment

Each year we set rigorous and challenging performance goals aligned with our strategic objectives.

Approximately 88% of the CEO’s target total compensation and 79% of the other NEOs’ target total compensation is variable and impacted by operating or stock price performance.

Short-term incentive targets are set in the Performance Incentive Plan (PIP) and the GoalSharing plan. NEO compensation under these plans is based on performance against established profitability and revenue goals, with 100% of the PIP earned on the basis of achievement of corporate financial goals. In 2015, PIP measures were core earnings per share (core EPS) (75% weight) and core net sales (25% weight). GoalSharing compensation objectives reflect a combination of corporate financial (25% weight) and business unit performance (75% weight). Actual performance in 2015 was below the PIP established target goals, resulting in a payout of 67% of target.

Long Term Incentive (LTI) awards are comprised of 60% Cash Performance Units (CPUs), 25% Restricted Stock Units (RSUs), and 15% stock options. CPU awards are based 70% on adjusted operating cash flow and 30% on core net sales with ultimate earned amounts based on the average of three one-year performance cycles for each metric. Actual blended performance in 2015 of these two goals met the CPU established target goals, resulting in an earn-out of 100% of target. The final earned award, however, will not be known until the end of the three-year performance period.

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Compensation Discussion & Analysis

The following table compares the 2015 actual results and targeted goals for each performance measure with 2014 actual results.

	2015		2014
Measure	Actual % increase vs. ’14 Actual	Target % increase vs. ’14 Actual	Actual(1)	Target(1)
Adjusted operating cash flow (millions)	$3,219	$3,034	$3,121	$3,012
	+3.1%	n/a (2)
Core EPS	$1.40	$1.53	$1.42	$1.39
	-1.4%	+7.7%
Core net sales (millions)	$9,800	$10,352	$9,955	$9,317
	-1.6%	+4.0%
(1)

In the first quarter of 2015, we changed the yen-to-dollar core FX rate from ¥93 to ¥99 to align with the Japanese yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast for core earnings, core EPS and core net sales based on the new rate. Recast financial statements were filed with the SEC on January 27, 2015. Such exchange rate adjustments are necessary because a large percentage of our sales are made in Japanese yen.

(2)	Adjusted operating cash flow goals are established yearly, independent of the prior year, based on items that may be unique and non-recurring.

See “Note Regarding Core Performance Measures” on p. 35 for more information on these measures.

Shareholder Engagement

Strong Say on Pay Results. At our 2015 annual meeting of shareholders, our Say on Pay proposal received support from 96% of votes cast, consistent with 2014. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy, and as a result we did not make any structural changes to the program design in 2015.

At our 2015 annual meeting of shareholders, our Say on Pay proposal received support from 96% of votes cast.

In 2015, as part of our shareholder outreach program, we met with shareholders representing over 42% of our outstanding shares. In these interactive meetings, we heard many constructive comments on strategy, capital allocation, governance, compensation, shareholder communications, and shareholder proposals. No significant issues pertaining to our executive compensation programs were raised in these discussions and shareholders are supportive of our program. Several shareholders did ask if we were changing performance compensation plan measures in light of our new strategy and capital allocation framework. In light of our new strategy and capital allocation framework, effective in 2016 we will add an ROIC modifier to CPUs and adjust the cash flow measure to include capital expenditures. For more information see “What’s New in 2016” on page 46. We continue to believe profitability, cash generation and revenue growth are the most important measures for the successful execution our new strategy.

Robust Compensation Program Governance

Corning has rigorous and robust program governance with respect to its executive compensation plan:

✓	Compensation program closely aligns pay with performance over both the short- and long-term
✓	Mix of cash and equity incentive payouts tied to short-term financial performance and long-term value creation (over 79% of total compensation for NEOs is “at risk”)
✓	CEO total compensation is targeted within a competitive range of the Compensation Peer Group median
✓	Caps on payout levels for annual incentives in a budgeted down-cycle year
✓	Significant NEO share ownership requirements
✓	Anti-hedging and pledging policies
✓	Clawback policy
✓	No excise tax gross-ups for all officer agreements entered into after July 2004
✓	Limited and modest perquisites that have a sound benefit to the Company’s business
✓	No tax gross-ups or tax assistance on perquisites
✓	No repricing of underwater stock options without shareholder approval
✓	An independent compensation consultant advises the Compensation Committee
✓	History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

36     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Company Performance Overview

2015 Business Environment and Company Performance

Our businesses were impacted in 2015 by the weakening global economy. Global economic headwinds, continued softening of retail demand for televisions and devices for IT applications and the negative impact of the stronger U.S. dollar resulted in year-over-year decline below our target expectations.

Despite these challenges, our financial position remained strong and we generated considerable cash flow from operations, which we consider a key indicator of the health of our Company. We also made progress on several important initiatives, including our pharmaceutical glass and automotive glass initiatives, and we continued to aggressively reduce manufacturing costs. Consumers continue to demand bigger screens, more bandwidth and touch-enabled devices, and the demand for cleaner air is accelerating. Our innovation portfolio is rich with opportunities to address these and other markets.

Total Shareholder Return

Corning’s Total Shareholder Return (TSR), which consists of stock price appreciation plus reinvestment of dividends, was -18.3% in 2015 and lower than that of the median of S&P 500 companies. Three-year annualized TSR performance was 15.8%,in line with the median of S&P 500 companies. This 3-year performance was at the 60th percentile of our compensation benchmarking peers.

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Compensation Discussion & Analysis

Operational Objectives

Despite the macroeconomic challenges, Corning made progress on several important objectives during 2015, and our long-term opportunities remain strong.

2015 Objective	2015 Achievements
Continue the positive momentum in all businesses

Optical Communications delivered another year of double-digit sales growth, delivering performance ahead of plan.

Specialty Materials gained share in China and touch notebooks, and Display Technologies extended a long-term supply agreement with one of our largest LCD customers to 2025, and announced that it will locate a Gen 10.5 glass manufacturing facility adjacent to a customer’s plant in China.

Leverage innovation platform to drive growth

Our commitment to R&D gives us a strong competitive advantage. Our new Corning® Gorilla® Glass 4 is already present on hundreds of devices, and is being used for automotive laminates that weigh approximately 30% less than conventional windshields to help automakers improve fuel economy.

In 2015, Corning also launched

● Lotus NTX - our third generation high performance display glass substrate offering best-in-class glass dimensional stability in panel makers’ high-temperature manufacturing processes.

● Iris™ glass which enables LED TVs as thin as smartphones

● FLORA™ technology - a next-generation ceramic product designed to reduce vehicle emissions at engine start

● Edge8 - the industry’s first modular, tip-to-tip optical cabling system

Grow sales and profits

Although sales and profits were slightly down in 2015, unit spending controls offset many of the economic challenges.

We continued to generate significant cash flow, which allows us to maintain a strong balance sheet, continue to invest in our future and return cash to shareholders.

38     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Return of Value to Shareholders

In 2015, Corning repurchased approximately $3 billion of our outstanding common shares. Since 2011, when we announced expectations of increased free cash flow, we have increased the dividend 170% (from $0.05 per share per quarter to $0.135 as of March 15, 2016) and repurchased $8.7 billion of our outstanding common shares. In October 2015, after significant Board engagement and approval, Corning announced a capital allocation framework that would return more than $10 billion to shareholders by 2019. As part of this plan, we launched a $1.25 billion accelerated share repurchase program in the fourth quarter of 2015, which we completed in January 2016. In addition to further share buybacks, we intend to increase our dividend per share by at least 10% annually through 2019.

Since 2011, Corning has returned over $11 billion to shareholders. In October 2015, we announced a new strategy and capital allocation framework designed to return an additional $10 billion to our shareholders over the next four years.

$2.7 billion common dividends paid in the last 5 years	$8.7 billion shares repurchased in the last 5 years	170% increase in quarterly common dividend since 2011

Executive Compensation Program Overview

To ensure compensation is aligned with long-term value creation, we believe a well-structured program must balance near-term financial results with building long-term value through thoughtful investments in innovation and process engineering.

To that end, our compensation program provides a number of forms of executive compensation, each tailored to encourage an aspect of the Company’s performance that the Committee believes is important for thoughtfully driving long-term shareholder value. Given the strategic importance of growing sales in our businesses, we include a revenue measure in both our short-term and long-term incentive programs while continuing to place the most emphasis on profitability and cash generation. We believe that earnings growth, revenue growth and generating strong positive cash flows are the key contributors to long-term success and shareholder value.

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Compensation Discussion & Analysis

Summary of Corning’s 2015 Executive Compensation Program

Key Pay Elements	Short-Term/Annual Incentives		Long-Term Incentives

Form of Compensation Delivered	Performance Incentive Plan (Cash)	GoalSharing (Company-Wide Unit Plan; Paid in Cash)	Cash Performance Units (CPUs)	Equity Incentives: Restricted Stock Units (RSUs) and Stock Options
	⬇	⬇	⬇	⬇
Performance Metrics	75% Core EPS 25% Core Net Sales	Weighted Average of Business Unit Plans	60% of LTI Target, based on: ● 70% Adjusted Operating Cash Flow ● 30% Core Net Sales Average performance over three years	40% of LTI Target: ● 25% RSUs ● 15% Stock Options Equity grants vest after 3 years

We believe these features offer the following benefits:

Clear, measurable and challenging goals: We base our performance objectives on the results of a rigorous goal-setting process that relies on both business-driven bottom-up and corporate top-down budgets.

Beginning in 2013, we reduced our economic risk to the Japanese yen and Korean won by executing hedges that protect us from the impact of exchange rate volatility for these currencies against the U.S. dollar. Concurrently, we commenced the external reporting of core performance measures in addition to GAAP financial measures to provide a clearer view of the Company’s core operating results to our shareholders. To ensure alignment between our external reporting and the manner in which we measure performance for compensation plan purposes, we set performance targets in our short-term and long-term incentive programs using core performance measures. Our core performance results are currently stated at a constant yen-to-U.S. dollar exchange rate of 99 and a constant won-to-U.S. dollar exchange rate of 1100 to remove the volatility of currency fluctuations, allowing more clarity and transparency on the operating drivers of our financial results and performance-based compensation measures.

Our incentive plans also require targets to be exceeded by a meaningful margin before payouts increase significantly and payouts relative to target fall significantly if performance goals are not achieved, with full forfeiture if specified threshold goals are not attained. This approach discourages imprudent risk-taking, creates a strong incentive to set reasonable and challenging goals, and fosters strong focus on achievement of the annual business plan.

Our rigorous goal setting process is demonstrated in the following measures for our short- and long-term incentive plans:

		Short Term/Annual Incentive 2015 PIP Measures				Long-Term Incentive 2015 CPU Measures (Year One of Three-Year Average Plan)
		Core EPS Goal (Weighted 75%)		Core Net Sales Goal (Weighted 25%)		Core Net Sales Goal (Weighted 30%)		Adjusted Operating Cash Flow Goal (Weighted 70%)
	Achievement %	Core Adjusted EPS (in $M)	% of 2015 Plan	Core Net Sales (in $M)	% of 2014 Core Net Sales	Core Net Sales (in $M)	% of 2014 Core Net Sales	Adjusted Operating Cash Flow (in $M)	% of 2015 Plan
	200%	$1.71	112%	$11,447	115%	Capped at 150%
	150%	$1.63	110%	$10,949	110%	$11,447	115%	$3,398	112%
	125%	$1.60	108%	$10,452	105%	$10,452	110%	$3,186	105%
TARGET	100%	$1.53	100%	$10,352	104%	$10,352	104%	$3,034	100%
	75%	$1.37	90%	$10,253	103%	$10,253	103%	$2,791	92%
	50%	$1.22	80%	$9,954	100%	$9,954	100%	$2,549	84%
	0%	$1.15	75%	$9,556	96%	$9,556	96%	$2,427	80%

As discussed on page 36, Corning’s actual performance results for core EPS and core net sales fell below 100% of the targeted objectives, with the blended result for short-term incentives being 67% of target; whereas adjusted operating cash flow was above 100% of the targeted objective, yielding a blended result of 100% of target, for the 2015 earned portion of CPUs.

40     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Substantial variable and ‘at risk’ compensation: Approximately 88% of the CEO’s target total compensation and 79% of the other NEOs’ target total compensation is variable and impacted by operating or stock price performance. Target total compensation includes base salary and target short- and long-term incentives.

Target Total Compensation

Performance and Compensation Alignment

The following table shows the targeted goals of each performance plan with 2015 actual results, compared with the prior years.

2015 financial performance was below target for PIP and lower than 2014 plan results (as indicated in the table below), resulting in a below-target payout and aligning performance-related pay with 2015 performance results

Short Term Incentives Earned for NEOs
2015	Performance Incentive Plan - 67% of target GoalSharing – 5.69% payout
2014	Performance Incentive Plan - 123% of target GoalSharing – 6.75% payout
Long-term Incentives Earned (CPUs) for NEOs
2015	Average of 2015, 2016 and 2017 performance	100%, TBD, TBD 3-year average: TBD
2014	Average of 2014, 2015 and 2016 performance	121%, 100%, TBD 3-year average: TBD

Executive Compensation Program Details

Our key compensation program principles are as follows:

●	Provide a competitive base salary
●	Pay for performance
●	Apply a team-based management approach
●	Increase the proportion of incentive compensation for more senior positions
●	Align the interests of our executive group with shareholders

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Compensation Discussion & Analysis

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Committee using salary surveys, internal equity and performance as discussed in the “Compensation Peer Group” section on page 45. In 2015, all NEOs except Mr. Tripeny and Mr. McRae received base salary increases of approximately 3.1%, consistent with the salary increase budget for all other salaried employees. Mr. Tripeny received an increase of approximately 33% reflecting his significant promotion to the role of Chief Financial Officer as of September 1, 2015. Mr. McRae received an increase of 9.8% reflecting the expansion of his responsibilities and appointment as Vice Chairman as of September 1, 2015. Additionally, for each NEO, the actual amount received during the fiscal year increased by a small amount because fiscal 2015 had 27 biweekly pay periods instead of 26.

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial performance supporting our team-based management approach.

Compensation Element		Target Opportunity	Performance Target	Actual Results	Earned Award for 2015

Annual Cash Bonus Plans	Performance Incentive Plan (PIP) ●Core EPS (75%) ●Core Net Sales (25%) GoalSharing	CEO: 150%* Other NEOs: 63%-90%* 5%*	PIP: Core EPS: $1.526 Core Net Sales: $10,352 million GoalSharing: Average of 98 unit plans	Core EPS: $1.40 Core Net Sales: $9,800 million 5.69%	Core EPS result: 79% of target Core Net Sales result: 30% of target Blended result: 67% of target 5.69%

* As a percentage of base salary

Long-Term Incentives and Equity Awards

Long-term incentives (LTI) are designed as a mixture of cash performance units and equity. Target value amounts are established by the Committee for each NEO annually in February. Our LTI program comprises a mix of cash performance units (CPUs), restricted stock units (RSUs) and stock options (Options). We believe it is important to align LTI amounts to financial measures that generate long term value to the Company. We also believe it is important for a portion of compensation to be comprised of equity to closely align the interests of our NEOs with shareholders and ensure alignment with the future market performance of Corning stock.

●	CPUs represent 60% of the annual target LTI value with payouts based on performance goals that are focused on measures supporting the long-term financial health and success of the Company. Beginning in 2014, actual CPUs earned will be based on the average performance over three years.
●	RSUs represent 25% of the annual target LTI. The number of RSUs granted is determined based on the stock price on the date RSUs are granted at the end of March and cliff vest slightly more than three years from the grant date.
●	Options represent 15% of the annual target LTI. The number of Options granted is determined using a Black-Scholes valuation. Options are granted at the end of March, April and May, cliff vest three years after the grant date, and have a 10-year term.

LTI targets for 2015 for Mr. Flaws and Mr. Gregg were unchanged. LTI targets were adjusted for Messrs. Tripeny, Clappin and McRae due to changes in and/or expansion of their responsibilities.

●	Mr. Clappin – 2015 LTI target increased from $2,000,000 to $2,100,000 as a result of the addition of Corning Precision Materials into Corning Glass Technologies.
●	Mr. Tripeny – 2016 LTI target was approved to increase from $1,000,000 to $1,400,000 when he was appointed Chief Financial Officer.
●	Mr. McRae – 2016 LTI target was approved to increase from $2,000,000 to $2,250,000 when he was appointed Vice Chairman and Corporate Development Officer.

Mr. Tripeny and Mr. McRae received special grants of restricted stock in July 2015 valued at $125,000 and $50,000, respectively, to recognize their promotions in 2015.

42     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Compensation Element		Target Opportunity	Performance Target	2015 Actual Results	Earned Award for 2015

Cash Performance Units (CPUs)	Adjusted operating Cash Flow (70%) Core Net Sales (30%)	CEO: $4.8 million Other NEOs: $0.63 million - $2.1 million	Applies to Year 1 of 3 – 2015 – 2017 CPUs and Year 2 of 3 – 2014 – 2016 CPUs: Adjusted Operating Cash Flow: $3,034 million Core Net Sales: $10,352 million	Adjusted Operating Cash Flow $3,219 million Core Net Sales: $9,800 million	2015 – 2017 CPUs Year 1: 100% of target Year 2: TBD Year 3: TBD 3 Year average: TBD 2014 – 2016 CPUs Year 1: 121% of target Year 2: 100% of target Year 3: TBD 3 Year average: TBD

CEO Target Compensation

Over the past 10 years, under the leadership of Mr. Weeks, the Company has grown core net sales, core earnings, and adjusted operating cash flow at double-digit rates. It has beaten the competition on growth in each of its business segments. It has achieved the lowest cost position in many key businesses and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, and customized fiber-to-the-home solutions.

For the 10-year period ending 2014,

●	Core net sales increased from $3.9 billion to $10.0 billion (10% CAGR)
●	Core earnings increased from $0.7 billion to $2.0 billion (11% CAGR)
●	Core earnings per share increased from $0.46 to $1.42 (12% CAGR)
●	Annual adjusted operating cash flow increased from $1.0 billion to $3.1 billion (12% CAGR)

The Compensation Committee had not made any changes to Mr. Weeks’ target short-term or long-term incentives since 2011 (four years). As a result of the strong sustained performance over a decade, including excellent 2014 results, and the unique skills and experience of Mr. Weeks as it relates to Corning’s business model and technologies, in February 2015, the Compensation Committee approved increases to Mr. Weeks’ 2015 target total compensation from $10.1 to $11.4 million as follows:

●	Base salary – increased by 3.1% in line with base salary increases for all other U.S. based salaried employees. (Additionally, the actual amount Mr. Weeks received during the fiscal year increased by a small amount because fiscal 2015 had 27 biweekly pay periods instead of 26).
●	Target Short Term Incentives – increased target from 145% to 155% of base salary by increasing the PIP target from 140% to 150% of base salary. Goal Sharing target remained 5%.
●	Target Long Term Incentives – increased 2015 LTI target from $7,000,000 to $8,000,000.

Eighty-eight percent of Mr. Weeks’ pay is directly tied to Company financial performance and stock price.

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible for the same employee benefits plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability, matching gifts and qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution and/or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the following benefits and perquisites:

Executive Supplemental Pension Plan (ESPP): We maintain a non-qualified ESPP for approximately 25 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under the ESPP at a maximum of 50% of final average pay for 25 or more years of service. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not impact retirement benefits. Executives must have 10 or more years of service to be vested under this plan. All of the NEOs are currently vested under this plan. For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” on page 62.

We maintain an ESPP to reward and retain the long-service individuals who are critical to executing Corning’s innovation strategy.

While we seek to maintain well-funded qualified retirement plans, we do not fund our nonqualified retirement plans.

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Compensation Discussion & Analysis

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by the Company for all employees.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred with moving and/or with living and working outside of an employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation and/or international assignment - including related taxes. In 2015, Mr. Clappin continued his leadership of the Glass Technologies segment and was based in Tokyo, Japan. As a result of this continued long-term assignment, Mr. Clappin was eligible for expatriate benefits afforded to all eligible employees under this program. These expenses are detailed in footnote 5, section (v) to the Summary Compensation Table.

Other Executive Perquisites: We provide the NEOs with an overall allowance which can be used for home security, modest capped personal aircraft usage and, beginning in October 2015, limited financial counseling services. Each NEO is responsible for all taxes on any imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and seek to keep all personal usage at a low percentage of total usage. Annual personal aircraft usage caps under this program (both hours and absolute dollar value) are established by the Committee for each NEO. The established cap for the CEO was 100 hours and $165,000 and approximately half this level or lower for other NEOs. Actual utilization falls below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 49.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both the Company and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers” on page 63.

Executive Change-in-Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which the Company operates to ensure an orderly process if a change in control of the Company were to occur. The Committee believes that it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control of the Company. We have thus provided each NEO with change-in-control agreements (separate from the severance agreements described above). The change-in-control agreements generally provide that an executive’s employment must be terminated in order to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers” on page 63.

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into change-in-control agreements after July 2004, which contain no provision for gross-ups for excise taxes, and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. Except for Mr. Tripeny, whose agreement is dated January 1, 2015, our current NEOs have grandfathered agreements that were entered into prior to July 2004.

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Compensation Discussion & Analysis

Compensation Peer Group

Our peer group for compensation purposes is different from the group of companies with which our businesses compete.

Corning is a diversified technology company with five reportable business segments. The majority of our businesses do not have peers that are public companies in the United States. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately held companies that do not provide comparable executive compensation disclosure. The majority of our key customers are non-U.S. companies or extremely large U.S. companies that would not be appropriate compensation peers for Corning. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees).

Our largest competitors and most relevant financial performance peers are not U.S. companies. Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

We currently participate in and use three general executive compensation surveys for NEO positions: Mercer Executive Survey, Towers Watson Executive Survey, and Equilar TrueValue Survey. With respect to the three general surveys, the identity of the individual companies comprising the survey data is not considered in our evaluation process. In addition to the three general surveys, we also use proxy data obtained from service providers, such as Equilar, to review compensation levels of NEOs at companies in a variety of manufacturing and service industries that are similar in size or have similar characteristics to Corning (the Compensation Peer Group).

Corning’s reported core net sales of $9.8 billion are median for revenues of our Compensation Peer Group. Market capitalization is also close to median compared with the Compensation Peer Group market capitalization. Corning’s net income and total assets are near or within the top quartile when compared to the same measures of the Compensation Peer Group.

Percent Rank, Corning versus Compensation Peer Group

Percent Rank - Corning vs. Peer Group

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e. salary, target bonus, and the grant date fair value of long-term incentives). Our goal is to position target total direct compensation for our CEO within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $10.8 million and 75th percentile target total direct CEO compensation was $13.4 million, compared with Corning target total direct CEO compensation of $11.4 million. Beyond the CEO, external data serves as a reference point, with internal equity in relation to the CEO being a more important consideration in establishing a base salary and target total direct compensation for the other NEOs.

2015 Compensation Peer Group

Advanced Micro Devices, Inc.	Cummins Inc.	Medtronic, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Danaher Corporation	Monsanto Company	Rockwell Automation, Inc.
Applied Materials, Inc.	Dover Corporation	Motorola Solutions, Inc.	TE Connectivity Limited
BorgWarner, Inc.	Eaton Corporation PLC	NetApp, Inc.	Texas Instruments Incorporated
Boston Scientific Corporation	Harris Corporation	PPG Industries, Inc.	Thermo Fisher Scientific, Inc.
Broadcom Corporation	Juniper Networks, Inc.	Praxair, Inc.

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Compensation Discussion & Analysis

What’s New in 2016

Long Term Incentive – Return on Invested Capital (ROIC) Three-Year Performance Modifier

We continue to believe profitability, cash generation and revenue growth are key drivers of how well we execute our strategy. However, beginning in 2016 we are revising our adjusted operating cash flow measure to include capital expenditures and adding a three-year ROIC modifier tied to our new strategy and capital allocation framework to our CPUs. In 2019, CPUs earned for the 3-year period 2016-2018 will be increased or decreased by up to 10% depending on the Company’s ROIC improvement over the three-year performance period (2016 through 2018) compared to a pre-established performance target. These changes support our new capital allocation framework, including efficient capital management, increasing our ROIC and investing in areas that will seek to encourage Company growth.

Compensation Program Governance

Role of Compensation Consultant

The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. Since 2014, the Committee has directly retained an executive compensation expert from Frederic W. Cook & Co., Inc. (FWC) as its independent consultant.

In 2015, FWC attended all Committee meetings. FWC advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting its data as well as data and recommendations received from the Company.

In 2015, the Company also engaged Compensation Advisory Partners LLC (CAP), Shearman and Sterling, LLP (S&S) and Towers Watson (TW) to assist management with various executive compensation matters.

The Committee conducted an independence review of FWC and each of CAP, S&S and TW pursuant to SEC and NYSE rules, and concluded that the work of each firm for the Company did not raise any conflicts of interest concerns. FWC provides no services to the Company other than the services rendered to the Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s senior vice president (SVP), Human Resources and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Legal and Finance departments, are responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at the Company with the Committee. The SVP, Global Compensation and Benefits, formulates the targeted total compensation recommendations for all of the NEOs (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

The CEO may propose adjustments he deems appropriate prior to submission to the Committee. Recommendations for the CEO’s compensation are prepared by the compensation consultant and are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present when the compensation consultant reviews the CEO compensation recommendation with the Committee.

The Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CFO historically has attended the annual Committee meeting to review the CD&A and to attend those portions of Committee meetings where performance metrics are reviewed.

46     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Compensation Risk Analysis

In February 2016, the Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees, which is conducted annually by a cross-functional team with representatives from Human Resources, Legal and Finance. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and the Company’s overall risk profile. Identified risk-mitigation features included the following:

●	The mix of cash and equity payouts tied to both short-term financial performance, mid-term financial performance and long-term value creation;
●	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
●	The use of financial performance metrics that are readily monitored and reviewed;
●	The rigorous budget and goal setting processes that involve both top-down and bottom-up analyses;
●	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
●	Rigorous goal setting in our annual incentive plan that is intended to avoid imprudent risk-taking to achieving cliff goals;
●	Capped payout levels for annual incentives, including sales commission plans and cash performance unit awards;
●	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees; and
●	Multiple levels of review and approval of awards, including Committee approval of all officer compensation proposals.

The Committee concluded that we have a balanced pay and performance executive compensation program that does not drive excessive financial risk-taking. We believe that Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

We have a policy that gives the Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to certain executive officers and other key employees where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement. The Committee has discretion to seek recovery of any amount that it determines was received inappropriately by these individuals.

Anti-Hedging Policy

We have a policy that prohibits any employee or director from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which he or she may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

We have a policy that prohibits any employee or director from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

CORNING INCORPORATED - 2016 Proxy Statement     47

Compensation Discussion & Analysis

Tax Deductibility of Compensation

In general, the Company intends to structure its performance based incentives to qualify as deductible performance-based compensation. However, the Committee maintains the flexibility to pay incentive compensation or other compensation that does not meet the requirements specified under Section 162(m) and is not deductible. The tax deductibility of other components of compensation, including base salaries above $1 million, time-based restricted stock units and the taxable value of executive benefits and perquisites, is potentially limited under current tax rules. In addition, for other compensation elements, there can be no guarantee that performance-based compensation requirements for full deductibility will be met in all instances and, therefore, the tax deductibility of these amounts may also be limited.

Accounting Implications

In designing our compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2015.

The Compensation Committee:

Deborah D. Rieman, Chair
Richard T. Clark
Kurt M. Landgraf
Hansel E. Tookes II

48     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Compensation Tables

2015 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2015, 2014 and 2013, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)		(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Named Executive Officer	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Wendell P. Weeks Chairman, Chief Executive Officer and President	2015	$1,353,096	$0		$1,999,990	$1,116,499	$4,407,018	$1,306,544	$255,841	$10,438,988
	2014	1,261,923	0		1,750,004	1,037,315	3,991,718	4,346,119	647,382	13,034,461
	2013	1,223,615	0		1,750,002	1,747,499	5,717,784	0	774,963	11,213,864
James B. Flaws Vice Chairman and Chief Financial Officer (retired)	2015	942,454	0		874,994	488,468	1,942,341	0	261,375	4,509,632
	2014	948,923	1,500,000	(6)	875,002	518,653	1,979,218	1,648,692	222,897	7,693,385
	2013	921,462	1,500,000	(6)	874,995	873,749	2,848,929	0	233,943	7,253,077
R. Tony Tripeny Senior Vice President and Chief Financial Officer	2015	434,135	0		387,494	146,542	650,617	0	75,299	1,694,087

James P. Clappin President, Corning Glass Technologies	2015	695,000	0		524,997	293,084	1,200,392	56,178	1,672,111	4,441,762
	2014	641,692	0		710,592	296,377	1,137,400	1,423,940	1,848,935	6,058,936
Lawrence D. McRae Vice Chairman and Corporate Development Officer	2015	713,173	0		587,488	300,063	1,245,685	0	77,177	2,923,586
	2014	647,615	0		1,131,792	296,377	1,137,400	1,901,017	64,591	5,178,793
	2013	626,769	0		499,995	499,287	1,630,367	0	75,261	3,331,679
Kirk P. Gregg Executive Vice President and Chief Administrative Officer	2015	715,212	0		500,003	279,127	1,191,580	0	145,577	2,831,499
	2014	668,231	0		499,992	296,377	1,156,210	1,480,993	130,274	4,232,077
	2013	648,769	0		499,995	499,287	1,649,030	0	118,071	3,415,151
(1)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and restricted stock awards granted pursuant to the 2012 Long-Term Incentive Plan. In addition to our regular annual restricted stock unit grants, Mr. Tripeny and Mr. McRae received a special grant of 6,558 and 2,623 restricted shares, respectively, on July 15, 2015 to recognize their promotions to Chief Financial Officer and Vice Chairman, respectively. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2016. This same method was used for the fiscal years ended December 31, 2014 and 2013. There can be no assurance that the grant date fair value amounts will ever be realized. Mr. Flaws’ 2015 RSU award is prorated for time worked in 2015 (eleven months) prior to his retirement.
(2)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the 2012 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2016. The grant date fair value amounts may never be realized.

CORNING INCORPORATED - 2016 Proxy Statement     49

Compensation Discussion & Analysis

(3)	The amounts in column (g) reflect the sum of annual short term incentive payments and earned cash performance units. All of the annual cash bonuses paid to the NEOs are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan (PIP). Awards earned under the 2015 GoalSharing plan were 5.69% of each NEO’s year-end base salary and paid in February 2016. Awards earned under the 2015 PIP were based on actual corporate performance compared to the core EPS and core net sales goals established for the plans in February 2015. Based on actual performance, each of the NEOs earned PIP awards equal to 67% of their annual target bonus opportunities (established as a percentage of year-end base salary). Cash awards earned under the PIP for 2015 will be paid in March 2016.
The following table indicates awards earned under the GoalSharing Plan and the PIP reflected in column (g) above:

Named Executive Officer	Year End Base Salary	2015 PIP Target	Actual 2015 PIP Performance Results (% Tgt.)	2015 PIP $ Award	Actual 2015 GoalSharing Performance	2015 GoalSharing Award
Wendell P. Weeks	$1,325,000	150%	67%	$1,331,625	5.69%	$75,393
James B. Flaws*	993,000	90%	67%	548,881	5.69%	51,793
R. Tony Tripeny	500,000	63%	67%	212,167	5.69%	28,450
James P. Clappin	680,000	75%	67%	341,700	5.69%	38,692
Lawrence D. McRae	725,000	77%	67%	374,432	5.69%	41,253
Kirk P. Gregg	700,000	75%	67%	351,750	5.69%	39,830
*	Mr. Flaws’ 2015 PIP and 2015 GoalSharing awards were pro-rated for time worked in 2015 (eleven of twelve months).
In addition to the 2015 PIP award and 2015 GoalSharing award noted above, the amounts in column (g) also reflect the earned portion of CPU Awards granted in 2015 and 2014 as long-term incentives which were based on 2015 performance. 2015 CPU awards are based on actual corporate performance compared to the established performance goals averaged over three years (2015, 2016 and 2017). 2014 CPU Awards are based on actual corporate performance compared to the established performance goals averaged over three years (2014, 2015 and 2016). The metrics for 2015 were adjusted operating cash flow (70%) and core net sales (30%). Targets for 2015 were established in February 2015 and targets for 2016 and 2017 are yet to be established. While the final CPU earned award amount for both 2015 and 2014 is unknown, the table below reflects the target amount of 2014 and 2015 CPUs and the portion of the awards earned based on 2015 performance, which are reflected in column (g) above.

Named Executive Officer	2015 CPU Target Award	2015 CPU Performance Results	Prorated Earned 2015 CPU Award Based on 2015 Performance (Year One of Three)	2014 CPU Target Amount	Prorated Earned 2014 CPU Award Based on 2015 Performance (Year Two of Three)
Wendell P. Weeks	$4,800,000	100%	$1,600,000	$4,200,000	$1,400,000
James B. Flaws*	2,100,000	100%	641,667	2,100,000	700,000
R. Tony Tripeny	630,000	100%	210,000	600,000	200,000
James P. Clappin	1,260,000	100%	420,000	1,200,000	400,000
Lawrence D. McRae	1,290,000	100%	430,000	1,200,000	400,000
Kirk P. Gregg	1,200,000	100%	400,000	1,200,000	400,000
*	Mr. Flaws’ 2015 CPU earned award will be pro-rated for time worked in 2015 (eleven of twelve months) and paid out in February 2018 after the final average performance is known.

50     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

(4)	The amounts in column (h) reflect the increase in the actuarial present value of the NEO’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (h) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plans, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2015, the discount rate used to value the actuarial liability increased 25 basis points from approximately 4.00% to 4.25%, resulting in a decrease in the pension values of Messrs. Flaws, Tripeny, McRae and Gregg in the amounts of -2,008,539, -76,753, -109,531 and -603,200, respectively. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:

Named Executive Officer	2015 Present Value in Pension Benefits	2014 Present Value in Pension Benefits	2013 Present Value in Pension Benefits	2012 Present Value in Pension Benefits
Wendell P. Weeks	$23,878,906	$22,572,362	$18,226,243	$19,866,606
James B. Flaws	18,824,974	20,833,513	19,184,821	21,303,404
R. Tony Tripeny	5,116,890	-----------------------------------------Not an NEO----------------------------------
James P. Clappin	8,690,064	8,633,886	------------------------ Not an NEO---------------------
Lawrence D. McRae	9,392,418	9,501,949	7,600,932	8,018,800
Kirk P. Gregg	10,663,246	11,266,446	9,785,453	10,666,897
Valuation Discount Rate	4.25%	4.00%	4.75%	3.75%
(5)	The following table shows “All Other Compensation” amounts provided to the NEOs. Capped personal aircraft usage, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded.

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs and Financial Counseling(ii)		Expatriate Benefits		Other(iii)	TOTALS
Wendell P. Weeks	2015	$9,880	$73,674	$83,804	$80,639	(iv)	$0		$7,844	$255,841
	2014	9,468	185,953	62,221	384,422	(iv)	0		5,319	647,382
	2013	9,468	200,144	56,143	502,938	(iv)	0		6,270	774,963
James B. Flaws	2015	14,820	113,055	101,084	12,776		0		19,640	261,375
	2014	14,203	102,527	86,877	11,472		0		7,819	222,897
	2013	14,203	108,853	91,592	11,472		0		7,823	233,943
R. Tony Tripeny	2015	4,800	24,154	4,553	40,250		0		1,542	75,299
James P. Clappin	2015	7,410	75,854	52,796	342		1,525,614	(v)	10,095	1,672,111
	2014	7,101	60,889	43,097	0		1,720,103	(v)	17,745	1,848,935
Lawrence D. McRae	2015	16,364	0	45,693	14,776		0		344	77,177
	2014	16,055	0	36,745	11,472		0		319	64,591
	2013	15,746	0	47,719	11,472		0		324	75,261
Kirk P. Gregg	2015	10,600	26,888	69,029	27,776		0		11,284	145,577
	2014	10,222	38,868	69,393	11,472		0		319	130,274
	2013	10,200	41,161	54,913	11,472		0		324	118,071
(i)	In 2015, aircraft usage was tracked from December 1 to November 30.
(ii)	Beginning in October 2015, NEOs may use their executive allowance for residential security or financial counseling services. Overall allowance maximums were not adjusted with this program change. Messrs. Tripeny, McRae and Gregg used a portion of their 2015 allowance for financial planning and these amounts of $40,250, $2,000 and $15,000, respectively, are included in this column.
(iii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Incorporated Foundation Matching Gift Program.
(iv)	This reflects Company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Beginning late in 2014, these costs declined significantly from the levels of prior years. Mr. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs and the associated expense reduction program to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, they are reported as perquisites in this column.
(v)	This reflects expenses pursuant to our standard global mobility program in connection with Mr. Clappin’s assignment in Tokyo, Japan as President, Corning Glass Technologies. Amounts listed for 2015 include standard expatriate benefits related to housing related costs ($184,382), cost of living related allowances ($93,358), home leave ($32,496), as well as tax equalization and host country tax payments ($1,215,379). Tax equalization expenses arise from additional taxes payable in respect of Mr. Clappin’s compensation as a result of his residency in Japan as well as U.S. taxation. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.
(6)	Mr. Flaws was paid a retention payment of $1.5 million in each of 2013 and 2014 for his agreement to stay at the Company past his anticipated retirement date to allow for staggered NEO retirements and successions.

CORNING INCORPORATED - 2016 Proxy Statement      51

Compensation Discussion & Analysis

2015 Grants of Plan Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Wendell P.	Performance
Weeks	Incentive Plan	n/a		$0	$1,987,500	$3,975,000
	GoalSharing Plan	n/a		0	66,250	132,500
	Cash Performance
	Units	2/4/15	2/4/15	0	4,800,000	7,200,000
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				88,183			22.68	$1,999,990	(2)
	Stock Options	3/31/15	2/4/15					44,092	22.68	22.68	$383,103	(3)
	Stock Options	4/30/15	2/4/15					47,778	20.93	20.93	$366,698	(3)
	Stock Options	5/29/15	2/4/15					47,801	20.92	20.92	$366,699	(3)
James B.	Performance
Flaws	Incentive Plan	n/a		0	893,700	1,787,400
	GoalSharing Plan	n/a		0	49,650	99,300
	Cash Performance
	Units	2/4/15	2/4/15	0	2,100,000	3,150,000
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				38,580			22.68	874,994	(2)
	Stock Options	3/31/15	2/4/15					19,290	22.68	22.68	167,605	(3)
	Stock Options	4/30/15	2/4/15					20,903	20.93	20.93	160,431	(3)
	Stock Options	5/29/15	2/4/15					20,913	20.92	20.92	160,431	(3)
R. Tony	Performance
Tripeny	Incentive Plan	n/a		0	316,667	633,333
	GoalSharing Plan	n/a		0	25,000	50,000
	Cash Performance
	Units	2/4/15	2/4/15	0	630,000	945,000
	Time-Based
	Restricted Stock
	Awards	7/15/15	7/15/15				6,558			19.06	124,995	(4)
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				11,574			22.68	262,498	(2)
	Stock Options	3/31/15	2/4/15					5,787	22.68	22.68	50,282	(3)
	Stock Options	4/30/15	2/4/15					6,271	20.93	20.93	48,130	(3)
	Stock Options	5/29/15	2/4/15					6,274	20.92	20.92	48,130	(3)
James P.	Performance
Clappin	Incentive Plan	n/a		0	510,000	1,020,000
	GoalSharing Plan	n/a		0	34,000	68,000
	Cash Performance
	Units	2/4/15	2/4/15	0	1,260,000	1,890,000
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				23,148			22.68	524,997	(2)
	Stock Options	3/31/15	2/4/15					11,574	22.68	22.68	100,563	(3)
	Stock Options	4/30/15	2/4/15					12,542	20.93	20.93	96,260	(3)
	Stock Options	5/29/15	2/4/15					12,548	20.92	20.92	96,260	(3)

52     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Lawrence D.	Performance
McRae	Incentive Plan	n/a		0	$558,854	$1,117,708
	GoalSharing Plan	n/a		0	36,250	72,500
	Cash Performance
	Units	2/4/15	2/4/15	0	1,290,000	1,935,000
	Time-Based
	Restricted Stock
	Awards	7/15/15	7/15/15				2,623			19.06	49,994	(4)
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				23,699			22.68	537,493	(2)
	Stock Options	3/31/15	2/4/15					11,850	22.68	22.68	102,961	(3)
	Stock Options	4/30/15	2/4/15					12,840	20.93	20.93	98,547	(3)
	Stock Options	5/29/15	2/4/15					12,847	20.92	20.92	98,554	(3)
Kirk P. Gregg	Performance
	Incentive Plan	n/a		0	$525,000	$1,050,000
	GoalSharing Plan	n/a		0	35,000	70,000
	Cash Performance
	Units	2/4/15	2/4/15	0	1,200,000	1,800,000
	Time-Based
	Restricted Stock
	Units	3/31/15	2/4/15				22,046			22.68	500,003	(2)
	Stock Options	3/31/15	2/4/15					11,023	22.68	22.68	95,776	(3)
	Stock Options	4/30/15	2/4/15					11,945	20.93	20.93	91,678	(3)
	Stock Options	5/29/15	2/4/15					11,950	20.92	20.92	91,673	(3)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2015 Performance Incentive Plan (PIP) (ii) 2015 GoalSharing Plan and (iii) the Cash Performance Units granted in 2015 as long-term incentives. Awards under these plans are paid in cash. If the threshold level of performance is not met the payout will be 0%. If the target level of performance is met, the payout is 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP the payout is 200% of the target award, and 150% for CPUs. PIP and GoalSharing are based on the individual’s 2015 bonus target, year-end base salary, and actual performance results. Actual awards earned for CPUs are based on average performance over three performance years (2015, 2016, 2017) and will be payable in February 2018.
(2)	This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in 2015 as long-term incentives, and, after considering footnote (4) below, corresponds to the amounts set forth in column (e) for 2015 of the Summary Compensation Table. Stock awards vest 100% three years after grant date.
(3)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted in 2015 as long-term incentives, and corresponds to the amounts set forth in column (f) for 2015 of the Summary Compensation Table. Stock options vest 100% three years after grant date.
(4)	Mr. Tripeny and Mr. McRae each received a special grant of restricted stock on July 15, 2015 to recognize their promotions to Chief Financial Officer and Vice Chairman, respectively, which will vest 100% three years after grant date.

CORNING INCORPORATED - 2016 Proxy Statement     53

Compensation Discussion & Analysis

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2015. The table also shows unvested restricted stock and restricted stock unit awards assuming a market value of $18.28 a share (the NYSE closing price of the Company’s stock on December 31, 2015).

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Wendell P. Weeks	02/01/06	C	80,750	0	24.72	1/31/2016	294,279	$5,379,420
	12/06/06	A	136,500	0	21.89	12/5/2016
	01/02/07	B	68,250	0	18.85	1/1/2017
	02/01/07	C	68,250	0	20.86	1/31/2017
	12/05/07	A	153,500	0	24.92	12/4/2017
	01/02/08	B	76,750	0	23.37	1/1/2018
	02/01/08	C	76,750	0	24.61	1/31/2018
	12/02/09	D	65,333	0	17.82	12/2/2019
	01/04/10	D	65,333	0	19.56	1/4/2020
	02/01/10	D	65,334	0	18.16	2/1/2020
	01/03/11	D	67,551	0	19.19	1/3/2021
	02/01/11	D	57,131	0	22.69	2/1/2021
	03/01/11	D	58,842	0	22.03	3/1/2021
	01/03/12	C	111,835	0	13.04	1/3/2022
	02/01/12	C	113,049	0	12.90	2/1/2022
	03/01/12	C	112,439	0	12.97	3/1/2022
	03/28/13	C	0	125,031	13.33	3/28/2023
	04/30/13	C	0	114,943	14.50	4/30/2023
	05/31/13	C	0	108,436	15.37	5/31/2023
	03/31/14	C	0	42,027	20.82	3/31/2024
	04/30/14	C	0	41,846	20.91	4/30/2024
	05/30/14	C	0	41,080	21.30	5/30/2024
	03/31/15	C	0	44,092	22.68	3/31/2025
	04/30/15	C	0	47,778	20.93	4/30/2025
	05/29/15	C	0	47,801	20.92	5/29/2025
	Total		1,377,597	613,034

54     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
James B. Flaws	02/01/06	C	38,500	0	24.72	1/31/2016	0 (4)	$0
	12/05/07	A	72,000	0	24.92	12/4/2017
	01/02/08	B	36,000	0	23.37	1/1/2018
	02/01/08	C	36,000	0	24.61	1/31/2018
	01/03/11	D	30,880	0	19.19	1/3/2021
	02/01/11	D	26,117	0	22.69	2/1/2021
	03/01/11	D	26,899	0	22.03	3/1/2021
	03/01/12	C	56,219	0	12.97	3/1/2022
	03/28/13	C	0	62,516	13.33	3/28/2023
	04/30/13	C	0	57,471	14.50	4/30/2023
	05/31/13	C	0	54,218	15.37	5/31/2023
	03/31/14	C	0	21,013	20.82	3/31/2024
	04/30/14	C	0	20,923	20.91	4/30/2024
	05/30/14	C	0	20,540	21.30	5/30/2024
	03/31/15	C	0	19,290	22.68	3/31/2025
	04/30/15	C	0	20,903	20.93	4/30/2025
	05/29/15	C	0	20,913	20.92	5/29/2025
	Total		322,615	297,787

CORNING INCORPORATED - 2016 Proxy Statement     55

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
R. Tony Tripeny	02/01/06	C	8,000	0	24.72	1/31/2016	45,640	$834,299
	12/06/06	A	15,000	0	21.89	12/5/2016
	01/02/07	B	7,500	0	18.85	1/1/2017
	02/01/07	C	7,500	0	20.86	1/31/2017
	12/05/07	A	16,500	0	24.92	12/4/2017
	01/02/08	B	8,250	0	23.37	1/1/2018
	02/01/08	C	8,250	0	24.61	1/31/2018
	12/03/08	D	32,666	0	8.67	12/2/2018
	01/02/09	D	32,667	0	10.05	1/1/2019
	02/02/09	D	32,667	0	10.25	2/1/2019
	12/02/09	D	8,333	0	17.82	12/2/2019
	01/04/10	D	8,333	0	19.56	1/4/2020
	02/01/10	D	8,334	0	18.16	2/1/2020
	01/03/11	D	7,720	0	19.19	1/3/2021
	02/01/11	D	6,529	0	22.69	2/1/2021
	03/01/11	D	6,725	0	22.03	3/1/2021
	01/03/12	C	14,379	0	13.04	1/3/2022
	02/01/12	C	14,535	0	12.90	2/1/2022
	03/01/12	C	14,456	0	12.97	3/1/2022
	03/28/13	C	0	16,075	13.33	3/28/2023
	04/30/13	C	0	14,778	14.50	4/30/2023
	05/31/13	C	0	13,942	15.37	5/31/2023
	03/31/14	C	0	6,004	20.82	3/31/2024
	04/30/14	C	0	5,978	20.91	4/30/2024
	05/30/14	C	0	5,869	21.30	5/30/2024
	03/31/15	C	0	5,787	22.68	3/31/2025
	04/30/15	C	0	6,271	20.93	4/30/2025
	05/29/15	C	0	6,274	20.92	5/29/2025
	Total		258,344	80,978

56     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
James P. Clappin	02/01/06	C	16,250	0	24.72	1/31/2016	82,751	$1,512,688
	12/06/06	A	30,000	0	21.89	12/5/2016
	01/02/07	B	15,000	0	18.85	1/1/2017
	02/01/07	C	15,000	0	20.86	1/31/2017
	07/18/07	A	500	0	26.73	7/17/2017
	12/05/07	A	32,000	0	24.92	12/4/2017
	01/02/08	B	16,000	0	23.37	1/1/2018
	02/01/08	C	16,000	0	24.61	1/31/2018
	12/02/09	D	14,666	0	17.82	12/2/2019
	01/04/10	D	14,667	0	19.56	1/4/2020
	02/01/10	D	14,667	0	18.16	2/1/2020
	01/03/11	D	15,440	0	19.19	1/3/2021
	02/01/11	D	13,058	0	22.69	2/1/2021
	03/01/11	D	13,450	0	22.03	3/1/2021
	01/03/12	C	25,562	0	13.04	1/3/2022
	02/01/12	C	25,840	0	12.90	2/1/2022
	03/01/12	C	25,700	0	12.97	3/1/2022
	03/28/13	C	0	28,579	13.33	3/28/2023
	04/30/13	C	0	26,273	14.50	4/30/2023
	05/31/13	C	0	24,785	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,574	22.68	3/31/2025
	4/30/2015	C	0	12,542	20.93	4/30/2025
	5/29/2015	C	0	12,548	20.92	5/29/2025
	Total		303,800	152,002

CORNING INCORPORATED - 2016 Proxy Statement     57

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Lawrence D. McRae	01/02/06	B	11,250	0	19.68	1/1/2016	108,933	$1,991,295
	02/01/06	C	11,250	0	24.72	1/31/2016
	12/06/06	A	21,000	0	21.89	12/5/2016
	01/02/07	B	10,500	0	18.85	1/1/2017
	02/01/07	C	10,500	0	20.86	1/31/2017
	12/05/07	A	25,000	0	24.92	12/4/2017
	01/02/08	B	12,500	0	23.37	1/1/2018
	02/01/08	C	12,500	0	24.61	1/31/2018
	02/02/09	D	34,000	0	10.25	2/1/2019
	12/02/09	D	15,333	0	17.82	12/2/2019
	01/04/10	D	15,333	0	19.56	1/4/2020
	02/01/10	D	15,334	0	18.16	2/1/2020
	01/03/11	D	16,888	0	19.19	1/3/2021
	02/01/11	D	14,283	0	22.69	2/1/2021
	03/01/11	D	14,711	0	22.03	3/1/2021
	01/03/12	C	31,953	0	13.04	1/3/2022
	02/01/12	C	32,300	0	12.90	2/1/2022
	03/01/12	C	32,125	0	12.97	3/1/2022
	03/28/13	C	0	35,723	13.33	3/28/2023
	04/30/13	C	0	32,841	14.50	4/30/2023
	05/31/13	C	0	30,982	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,850	22.68	3/31/2025
	4/30/2015	C	0	12,840	20.93	4/30/2025
	5/29/2015	C	0	12,847	20.92	5/29/2025
	Total		336,760	172,784

58     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Kirk P. Gregg	02/01/06	C	29,250	0	24.72	1/31/2016	80,697	$1,475,141
	12/06/06	A	48,000	0	21.89	12/5/2016
	01/02/07	B	24,000	0	18.85	1/1/2017
	02/01/07	C	24,000	0	20.86	1/31/2017
	12/05/07	A	51,000	0	24.92	12/4/2017
	01/02/08	B	25,500	0	23.37	1/1/2018
	02/01/08	C	25,500	0	24.61	1/31/2018
	12/02/09	D	21,666	0	17.82	12/2/2019
	01/04/10	D	21,667	0	19.56	1/4/2020
	02/01/10	D	21,667	0	18.16	2/1/2020
	01/03/11	D	19,300	0	19.19	1/3/2021
	02/01/11	D	16,323	0	22.69	2/1/2021
	03/01/11	D	16,812	0	22.03	3/1/2021
	03/01/12	C	32,125	0	12.97	3/1/2022
	03/28/13	C	0	35,723	13.33	3/28/2023
	04/30/13	C	0	32,841	14.50	4/30/2023
	05/31/13	C	0	30,982	15.37	5/31/2023
	3/31/2014	C	0	12,008	20.82	3/31/2024
	4/30/2014	C	0	11,956	20.91	4/30/2024
	5/30/2014	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,023	22.68	3/31/2025
	4/30/2015	C	0	11,945	20.93	4/30/2025
	5/29/2015	C	0	11,950	20.92	5/29/2025
	Total		376,810	170,165
(1)	The Company uses the following vesting codes
	A	100% vesting one year after grant date
	B	100% vesting two years after grant date
	C	100% vesting three years after grant date
	D	1/3 vesting one year after grant date, 1/3 vesting two years after grant date and 1/3 vesting three years after grant Date
(2)	Amounts include:
	i.	125,207; 16,249; 28,414; and 35,739 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae, respectively, on March 28, 2013, which vest on April 18, 2016; and 35,773 restricted share units granted to Mr. Gregg on March 28, 2013 which vest on January 1, 2016 as a result of his retirement on December 31, 2015.
	ii.	80,889; 11,259; 23,189; and 22,872 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae, respectively, on March 31, 2014, which vest on April 17, 2017; and 22,878 restricted share units granted to Mr. Gregg on March 31, 2014 which vest on January 1, 2016 as a result of his retirement on December 31, 2015. Also included are 8,000 and 24,000 unvested restricted shares granted to Mr. Clappin and Mr. McRae, respectively, on February 5, 2014, which will partially vest on February 5, 2016, and fully vest on February 5, 2017.
	iii.	88,183; 11,574; 23,148; and 23,699 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae, respectively, on March 31, 2015, which vest on April 16, 2018; and 22,046 restricted share units granted to Mr. Gregg on March 31, 2015 which will vest on January 1, 2016 as a result of his retirement. Mr. McRae was granted 2,623 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Vice Chairman. Mr. Tripeny was granted 6,558 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Chief Financial Officer.
(3)	Year-end market price is based on the December 31, 2015 NYSE closing price of $18.28.
(4)	Mr. Flaws retired on November 30, 2015. Per the terms of the respective RSU and restricted share agreements, unvested stock units granted prior to 2015 vested on December 1, 2015; RSUs granted in 2015 vested on December 1, 2015 on a prorated basis.

CORNING INCORPORATED - 2016 Proxy Statement     59

Compensation Discussion & Analysis

Option Exercises and Shares Vested in 2015

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2015 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Wendell P. Weeks	242,250	$797,424	131,154	$3,221,356
James B. Flaws	451,943	2,829,709	204,479	4,226,651
R. Tony Tripeny	24,000	84,424	17,360	425,865
James P. Clappin	48,750	181,804	33,852	830,966
Lawrence D. McRae	17,000	242,903	49,627	1,217,567
Kirk P. Gregg	152,003	1,012,661	37,706	925,760

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Mr. Weeks, Mr. McRae and Mr. Clappin are earning benefits under the career average earnings formula. Mr. Flaws earned benefits under the career average earnings formula through November 30, 2015. Mr. Gregg earned benefits under the career average earnings formula up to December 31, 2000, and earned benefits under the cash balance formula from January 1, 2001 through December 31, 2015. Mr. Tripeny is earning benefits under the cash balance formula. All of the active NEOs are currently eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained nonqualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP. Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

60     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Benefits are determined under Formula B for Mr. Flaws and Formula A for all other NEOs.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under Formulas A and B are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service, provided their accrued benefit is less than four times the annual compensation limitation under Section 401(a)(17) of the Code ($1,060,000 in 2015). Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the Code must be age 57 with 25 years of service to receive an unreduced benefit under the SPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s hypothetical account balance.

Under Mr. Flaws’ written agreement, Corning will purchase a life annuity from an insurance company to pay benefits due under this plan. All of the active NEOs are currently eligible to retire under the plan.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service or age 57, if the four times annual compensation limit rule noted previously applies. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2015, of our Annual Report on Form 10-K filed with the SEC on February 12, 2016. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan”.

Named Executive Officer	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Wendell P. Weeks	Qualified Pension Plan	33		$1,853,401		$0
	ESPP	25	(1)	22,025,505	(4)	0
James B. Flaws	Qualified Pension Plan	42		2,243,802		0
	ESPP	42	(2)	16,581,172	(4)	0
R. Tony Tripeny	Qualified Pension Plan	30		252,421		0
	ESPP	25	(1)	4,864,469		0
James P. Clappin	Qualified Pension Plan	36		1,336,967		0
	ESPP	25	(1)	7,353,097		0
Lawrence D. McRae	Qualified Pension Plan	30		1,529,665		0
	ESPP	25	(1)	7,862,753		0
Kirk P. Gregg	Qualified Pension Plan	22		1,026,083		0
	ESPP	25	(3)	9,637,163		0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)	Under Formula B, years of service are uncapped with a formula of 1.5% per year in determining benefits under the ESPP.
(3)	Mr. Gregg’s 1993 employment letter, as amended in 2002, provides for nine extra years of benefit service under the ESPP for retirement on or after age 55. Because of the 25-year cap on service under Formula A, implemented after Mr. Gregg was hired, Mr. Gregg will receive only three additional years of service credit, worth approximately $995,000. Additional years of service credit have not been provided to senior executives since this adjustment in 2002.
(4)	Both Mr. Weeks’ and Mr. Flaws’ accrued benefit exceeds four times the annual compensation limitation under Section 401(a)(17) of the Code (currently $1,060,000). As a result, Mr. Weeks must be age 57 to receive an unreduced pension benefit. Mr. Flaws is eligible to receive an unreduced pension benefit.

CORNING INCORPORATED - 2016 Proxy Statement     61

Compensation Discussion & Analysis

The compensation covered by the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2015 calendar year, the NEOs eligible earnings and final average compensation were as follows:

	As of December 31, 2015
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$3,650,814	$3,004,453
James B. Flaws	2,074,672	1,909,896
R. Tony Tripeny	723,860	658,409
James P. Clappin	1,348,400	1,110,770
Lawrence D. McRae	1,366,573	1,175,372
Kirk P. Gregg	1,387,422	1,299,870

Nonqualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current NEOs have more than three years with the Company, so all of the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six-months following the executive’s departure.

No NEO withdrawals or distributions were made in 2015.

Named Executive Officer	Aggregate Balance at January 1, 2015	Executive Contributions in 2015(1)	Company Contributions in 2015(2)	Aggregate Earnings in 2015(3)	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance as of December 31, 2015
Wendell P. Weeks	$4,692,344	$71,586	$73,674	$-86,115	$0	$4,751,488
James B. Flaws	5,027,794	204,765	113,055	-49,356	0	5,296,258
R. Tony Tripeny	1,468,553	120,772	24,154	-10,056	0	1,603,423
James P. Clappin	2,811,712	311,020	75,854	-20,927	0	3,177,658
Lawrence D. McRae	0	0	0	0	0	0
Kirk P. Gregg	2,428,171	40,333	26,888	10,534	0	2,505,925
(1)	Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Flaws, Tripeny, Clappin and Gregg in the deferral of a portion of their 2015 base salaries and participation by Messrs. Weeks, Flaws, Tripeny, Clappin, and Gregg in the deferral of a portion of the bonus received in 2015 for prior year performance. The NEOs’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.
(2)	Reflects the Company match on the Supplemental Investment Plan which was credited to the account of the NEOs in 2015. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (4) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 14 fund choices that they may select from. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of the Summary Compensation Table.

62     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. Effective for all new executive severance agreements and executive change-in-control agreements entered into after July 2004, the Compensation Committee and Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Messrs. Weeks, Clappin and McRae have agreements which were in effect prior to July 2004. Mr. Tripeny has a severance agreement dated as of January 1, 2015. The agreements of Mr. Flaws and Mr. Gregg became null and void as of their retirement dates, November 30, 2015 and December 31, 2015, respectively.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without “cause”, or as a result of disability, he is entitled to the following:

●	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
●	A severance amount equal to 2.99 times his then-base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);
●	Continued participation in the Company’s benefit plans for up to three years; and
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and (2) forfeit any outstanding stock awards.

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for “cause”.

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

●	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);
●	A severance amount equal to two times the executive’s then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);
●	Continued medical, dental and hospitalization benefits for 24 months;
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and
●	Outplacement benefits up to a maximum amount of $50,000.

CORNING INCORPORATED - 2016 Proxy Statement      63

Compensation Discussion & Analysis

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2015.

Termination Scenarios (Including Severance, if eligible)
Named Executive Officer		Voluntary(1)		For Cause		Death		Disability(1)		Without Cause
Wendell P. Weeks	Severance Amount	$	n/a	$	n/a	$	n/a	$	n/a	$10,102,463
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	68,019	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	250,000 to
										1,000,000	(3)
	Pension Non-Qualified Annuity		1,382,275		0		1,185,882		1,389,222	1,382,275
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		113,399		113,399		56,700		113,399	113,399
James B. Flaws(4)	Severance Amount		n/a		n/a		n/a		n/a	n/a
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	n/a
	Value of Outplacement Services		n/a		n/a		n/a		n/a	n/a
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	n/a
	Pension Non-Qualified Annuity		799,353		n/a		n/a		n/a	n/a
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		136,329		n/a		n/a		n/a	n/a
R. Tony Tripeny	Severance Amount		n/a		n/a		n/a		n/a	1,750,000
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	45,346	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	250,000 to
										600,000	(3)
	Pension Non-Qualified Annuity		299,654		0		251,332		299,654	299,654
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Lump Sum		257,217		257,217		257,217		257,217	257,217
James P. Clappin	Severance Amount		n/a		n/a		n/a		n/a	2,448,000
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	27,146	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	0	(3)
	Pension Non-Qualified Annuity		470,228		0		382,469		470,228	470,228
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		85,404		85,404		42,702		85,404	85,404
Lawrence D. McRae	Severance Amount		n/a		n/a		n/a		n/a	2,682,500
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	45,346	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	250,000 to
										1,000,000	(3)
	Pension Non-Qualified Annuity		490,715		0		418,968		490,715	490,715
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		95,357		95,357		47,679		95,357	95,357
Kirk P. Gregg(4)	Severance Amount		n/a		n/a		n/a		n/a	n/a
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	n/a
	Value of Outplacement Services		n/a		n/a		n/a		n/a	n/a
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	n/a
	Pension Non-Qualified Annuity		535,357		n/a		n/a		n/a	n/a
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		37,866		n/a		n/a		n/a	n/a
	Pension-Qualified Lump Sum		323,504		n/a		n/a		n/a	n/a
(1)	Nonqualified pension plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan (ESPP). The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks, McRae, Clappin and Gregg’s ESPP benefits are payable as a life annuity beginning at age 55. Mr. Flaws’ benefit is payable as an immediate life annuity with six years guaranteed.
(2)	The value of welfare benefits continuation is estimated at $22,673 per year for family coverage for Messrs. Weeks, McRae and Tripeny (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for Mr. McRae and Mr. Tripeny). Mr. Clappin’s benefits continuation is estimated at $13,573 per year for two years.
(3)	The NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence and, for all NEOs except Mr. Tripeny, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period). Mr. Clappin does not currently have a principal residence in the Corning, NY area.

64     CORNING INCORPORATED - 2016 Proxy Statement

Compensation Discussion & Analysis

(4)	Neither Mr. Flaws nor Mr. Gregg would be eligible for severance benefits due to their respective retirements on November 30, 2015 and December 31, 2015. The voluntary column shows amounts they will receive from the retirement plans.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

●

For Mr. Weeks, benefits are payable if he (i) is terminated without “cause”, (ii) resigns for “good reason”, or (iii) resigns or is terminated for any reason, each during a “potential change in control period” or within four years following a change in control.

●

For the other NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

●

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

●

A severance amount equal to 2.99 times (for Mr. Weeks and Mr. Flaws) and two times (for Messrs. McRae, Clappin, Tripeny and Gregg) the NEO’s then base salary plus an annual bonus amount (lump sum payment);

●	Continued participation in the Company’s benefit plans for 3 years;
●	Upon request, purchase of the NEO’s principal residence in the Corning, NY area; and
●	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If an NEO’s (other than Mr. Weeks) employment is terminated for cause or he resigns for other than good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, each NEO except Mr. Tripeny is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross up payment will be made to the NEO.

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2015

	Cash-based				Long-Term Incentives(1)
Named Executive Officer	Cash Severance	Interrupted Perf. Cycles	ESPP	Misc. Benefits	Interrupted Perf. Cycles	Share-based Awards	Total Benefits(2)
Wendell P. Weeks	$10,868,154	$0	$24,940,188	$118,019	$4,698,000	$11,344,358	$51,968,719
James B. Flaws(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
R. Tony Tripeny	1,750,000	0	0	95,346	634,000	1,648,303	4,127,649
James P. Clappin	2,448,000	0	8,031,716	77,146	1,268,000	3,101,591	14,926,453
Lawrence D. McRae	2,610,000	0	8,383,314	95,346	1,288,000	3,688,421	16,045,081
Kirk P. Gregg(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
(1)	Long-term incentives include a combination of equity (stock options and restricted stock units) and cash (cash performance units) which vest upon a change of control.
(2)	In accordance with IRS rules, the calculation of excise tax gross-up is a complex calculation that can vary dramatically from year to year depending on the facts and variables applicable at the time of a change in control. For calculations performed at December 31, 2015, none of the NEOs were subject to the excise tax, so as a result, no excise tax gross-up was applicable.
(3)	Mr. Flaws retired on November 30, 2015 and Mr. Gregg retired on December 31, 2015. Neither of these NEOs remain eligible for change in control benefits.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for all NEOs except Mr. Tripeny, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” on page 64.

CORNING INCORPORATED - 2016 Proxy Statement     65

Frequently Asked Questions
About the Meeting and Voting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 15, 2016.

When and Where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 28, 2016, at 11 a.m. Eastern Time, at The Corning Museum of Glass Auditorium, One Museum Way, Corning, New York 14830.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of our common shares who held such shares as of the meeting’s record date, February 29, 2016. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

●	To elect 13 directors for a one-year term;
●	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
●	To approve the Company’s executive compensation; and
●	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

●	FOR all of the director nominees (Proposal 1);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2); and
●

FOR the advisory approval of the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure (commonly referred to as “Say on Pay”) (Proposal 3).

Who is Entitled to Vote?

You may vote if you owned our common shares as of the close of business on February 29, 2016, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on February 29, 2016, we had 1,099,743,400 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

66    CORNING INCORPORATED - 2016 Proxy Statement

Frequently Asked Questions About the Meeting and Voting

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

●	By Internet at www.investorvote.com/glw;
●	By telephone (from the United States and Canada only) at 1-(800)-652-VOTE (8683); and
●	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares in Person At the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

●	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;
●	voting again by Internet or telephone prior to the meeting; or
●	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1 and 3 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

CORNING INCORPORATED - 2016 Proxy Statement    67

Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

●	FOR all of the director nominees (Proposal 1);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2); and
●

FOR the advisory vote to approve the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure (commonly referred to as “Say on Pay”) (Proposal 3).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of February 29, 2016, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

What is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Election of 13 directors	Majority of votes cast at the meeting in person or by proxy	No
Ratification of the appointment of independent registered public accounting firm for fiscal year 2016	Majority of votes cast at the meeting in person or by proxy	Yes
Advisory vote to approve the compensation of the Company’s NEOs	Majority of votes cast at the meeting in person or by proxy	No

With respect to each Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting on “Any Other Business” be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $21,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

68    CORNING INCORPORATED - 2016 Proxy Statement

Frequently Asked Questions About the Meeting and Voting

How Can I Find the Voting Results of the Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 4, 2016.

How Do I Submit a Shareholder Proposal For, or Nominate a Director For Election at, Next Year’s Annual Meeting?

Proposals for Inclusion in Next Year’s Proxy Statement

SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

When to send these proposals: Any shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 15, 2016.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement

In 2015, we amended our by-laws to permit a group of shareholders (up to 20) who have owned a significant amount of Corning’s common stock (at least 3%) for a significant amount of time (at least 3 years) the ability to submit director nominees (the greater of two directors or 20% of our Board) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

When to send these proposals: Notice of director nominees submitted under these by-law provisions must be received no earlier than October 16, 2016 and no later than November 15, 2016.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Notice must include the information required by our by-laws, which are available on Corning’s website.

Other Proposals or Nominees for Presentation at Next Year’s Annual Meeting

Our by-laws require that any shareholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access by-laws), but is instead sought to be presented directly at the 2017 annual meeting, must be received at our principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

When to send these proposals: Shareholder proposals, including director nominations, submitted under these by-law provisions must be received no earlier than December 29, 2016 and no later than January 28, 2017.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must include the information required by our by-laws, which are available on Corning’s website.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at www.corning.com/2016-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

CORNING INCORPORATED - 2016 Proxy Statement      69

Frequently Asked Questions About the Meeting and Voting

Are You “Householding” For Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2015 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2015 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll free at 1-(800)-255-0461. The same phone number may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement or Annual Report if you are receiving multiple copies.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is available on our website at http://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2015, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Incorporation by Reference

The Compensation Committee Report on page 48 and the Report of Audit Committee of the Board of Directors on page 32, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

This Proxy Statement, our 2015 Annual Report, our Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines may be accessed via the Investor Relations page on Corning’s web site at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831, telephone number 1-(607)-974-9000.

Corning’s core net sales, core earnings per share (EPS), and adjusted operating cash flow for compensation purposes (adjusted operating cash flow) are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The Company believes presenting these non-GAAP measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. Detailed reconciliations are provided below outlining the differences between these non-GAAP measures and the most directly comparable GAAP measures.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2015

(Unaudited; amounts in millions, except per share amounts)

	Per Share	Net Income
Adjusted earnings per share (EPS) and net income	$1.40	$1,882
Adjustments:
Pension mark-to-market adjustment(a)	(0.08)	(105)
Constant currency adjustments (JPY @ ¥99, KRW @ 1,100) and impact of foreign currency hedges related to
translated earnings(b)	(0.26)	(356)
Equity earnings in affiliated companies(c)	0.02	33
Restructuring, impairment and other charges(d)	(0.03)	(42)
Other(e)	0.00	(1)
Discrete tax items and other tax-related adjustments(f)	(0.03)	(36)
Acquisition-related costs(g)	(0.03)	(36)
GAAP EPS and net income	$1.00	$1,339
(a)	Represents pension mark-to-market gains and losses arising from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(b)	Represents constant currency adjustments to our US GAAP results to reflect after-tax performance applying a ¥99 JPY and 1,100 KRW FX rate. Hedge Contracts: Represents the mark-to-market and realized net gain related to translated earnings contracts.
(c)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as asset impairments, significant liability reserve reversals and other charges and settlements under “take-or-pay” contracts.
(d)	Represents restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.
(e)	Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, impacts from the acquisition of Samsung Corning Precision Materials and post combination expenses related to an acquisition in the first quarter of 2015.
(f)	Represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments, including the tax effect of transfer pricing out-of-period adjustment.
(g)	Includes intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)

	Per Share	Net Income
Adjusted earnings per share (EPS) and net income	$1.53	$2,185
Adjustments:
Mark-to-market adjustments (pension & hedge contracts) & realized hedge gains(a)	0.62	892
Constant currency adjustments (JPY @ ¥93, KRW @ 1,100)(b)	(0.23)	(332)
Equity earnings in affiliated companies(c)	(0.03)	(38)
Restructuring, impairment and other charges(d)	(0.05)	(66)
Other(e)	0.00	5
Discrete tax items and other tax-related adjustments(f)	(0.17)	(240)
Acquisition-related costs(g)	0.05	66
GAAP EPS and net income	$1.73	$2,472
(a)	Represents pension mark-to-market gains and losses arising from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates. Hedge Contracts: Represents the mark-to-market and realized net gain related to translated earnings contracts.
(b)	Represents constant currency adjustments to our US GAAP results to reflect after-tax performance applying a ¥93 JPY and 1,100 KRW FX rate.
(c)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as asset impairments, significant liability reserve reversals and other charges and settlements under “take-or-pay” contracts.
(d)	Represents restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.
(e)	Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, adjustments to our estimated liability for environmental-related items and the settlement of litigation related to a small acquisition as well as the partial impact of non-restructuring related items due to the decision to liquidate a consolidated subsidiary.
(f)	Represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments, including the tax effect of transfer pricing out-of-period adjustment.
(g)	Includes intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)

	EPS	Net Income
Adjusted earnings per share (EPS) and net income	$1.19	$1,740
Adjustments to GAAP Net Income and EPS:
Mark-to-market adjustments (pension & hedge contracts)(a)	0.15	214
Impact to plan of 2013 pension accounting change(b)	0.04	62
DCC-Hemlock operating results variance-to-plan(c)	0.04	56
DCC-Silicones – non-operating gains/losses(d)	0.01	21
Fluctuations in FX rates for Japanese yen outside specified range(e)	0.01	18
Gain on change in control of equity investment(f)	0.01	12
Tax expense adjustments (valuation allowances/law changes)(g)	0.00	3
Pittsburgh Corning settlement charges(h)	(0.01)	(13)
Impact of acquisition-related costs(i)	(0.03)	(40)
Restructuring Charges(j)	(0.08)	(112)
GAAP EPS and net income	$1.34	$1,961
(a)	Represents pension mark-to-market gains and losses arising from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates. Hedge Contracts: Mark-to-market gains are recorded on our purchased collars and average rate forwards related to translated earnings contracts.
(b)	Our 2013 budget assumed no change in pension accounting. For compensation purposes, we are excluding the favorable impact to plan that relates to the adoption of our current pension accounting reporting convention.
(c)	2013 core earnings excludes earnings generated from DCC’s consolidated subsidiary, Hemlock Semiconductor (Hemlock). For compensation purposes, we are excluding the favorable impact to plan that was generated by the Hemlock business.
(d)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.
(e)	The adjustment after-tax in 2013 for foreign exchange fluctuations for the Japanese yen.
(f)	Adjustment of the gain as a result of certain changes to the shareholder agreement of an equity company occurring in the second quarter of 2013, resulting in Corning having a controlling interest that requires consolidation of this investment.
(g)	Provision for income taxes: this represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets. This item also includes the income tax effects of adjusting from a GAAP tax rate to a core earnings tax rate.
(h)	These adjustments relate to the Pittsburgh Corning Corporation (PCC) asbestos litigation.
(i)	These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(j)	Restructuring, impairments, and other charges.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2015

(Unaudited; amounts in millions, except per share amounts)

Adjusted Operating Cash Flow for Compensation Purposes of Corning Incorporated for the Year Ended December 31, 2015
Adjusted operating cash flow for compensation purposes	$3,219
Adjustments from GAAP Operating Cash Flow:
Translation losses on cash balances(a)	278
Restructuring cash(b)	(35)
Realized gain on foreign currency hedges related to translated earnings(c)	(653)
Net cash provided by operating activities - GAAP	$2,809
(a)	Represents translation losses on Corning’s foreign cash balances.
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	Represents the 2015 realized gain on foreign currency hedges related to translated earnings (Japanese yen, Korean won and euro).

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)

Adjusted Operating Cash Flow for Compensation Purposes of Corning Incorporated for the Year Ended December 31, 2014
Adjusted operating cash flow for compensation purposes	$3,121
Adjustments from GAAP Operating Cash Flow:
Translation losses on cash balances(a)	447
Special dividends(b)	1,529
Restructuring cash(c)	(28)
Realized gain on foreign currency hedges related to translated earnings(d)	(360)
Net cash provided by operating activities - GAAP	$4,709
(a)	Represents translation losses on Corning’s foreign cash balances.
(b)	One-time dividend from CPM received in Q1 2014
(c)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(d)	Represents the 2014 realized gain on foreign currency hedges related to translated earnings (Japanese yen and Korean won).

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)

Adjusted Operating Cash Flow for Compensation Purposes of Corning Incorporated for the Year Ended December 31, 2013
Adjusted operating cash flow for compensation purposes	$2,768
Adjustments from GAAP Operating Cash Flow:
Translation losses on cash balances(a)	179
Won FX collar (KRW 1073 vs collar at 1080-1180)(b)
Impact on dividends	3
Restructuring cash(c)	(1)
Impact of tax liabilities (JPY adjusted from 79 to 94)(d)	(72)
Realized gain on foreign currency hedges related to translated earnings(e)	(90)
Net cash provided by operating activities	$2,787
(a)	Represents translation losses on Corning’s foreign cash balances.
(b)	Cash flow adjustments for foreign exchange fluctuations for the Japanese yen and South Korean won.
(c)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(d)	Represents impact on deferred tax expenses as a result of a budgeted JPY FX adjustment from a rate of 79 to a rate of 94.
(e)	Represents the 2013 realized gain on purchased collars and average rate forward contracts we entered into in 2013 to hedge our exposure to movements in the Japanese yen and its impact on our net earnings.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
(Unaudited)

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share for the years ended December 31, 2015, 2014 and 2013 (in millions, except per share amounts):

	Year ended December 31,
	2015	2014	2013
Core earnings attributable to Corning Incorporated*	$1,882	$2,023	$1,656
Less: Series A convertible preferred stock dividend	98	94
Core earnings available to common stockholders - basic	1,784	1,929	1,656
Add: Series A convertible preferred stock dividend	98	94
Core earnings available to common stockholders - diluted	$1,882	$2,023	$1,656

Weighted-average common shares outstanding - basic	1,219	1,305	1,452
Effect of dilutive securities:
Stock options and other dilutive securities	9	12	10
Series A convertible preferred stock	115	110
Weighted-average common shares outstanding - diluted	1,343	1,427	1,462
Core basic earnings per common share	$1.46	$1.48	$1.14
Core diluted earnings per common share	$1.40	$1.42	$1.13
*	In the first quarter of 2015, we changed the yen-to-dollar management rate from ¥93 to ¥99 to closely align with the yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast based on the new rate.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2015

(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2015
	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Earnings per share
As reported	$9,111	$299	$1,486	$1,339	9.9%	$1.00
Constant-yen(1)	687	6	567	423		0.31
Constant-won(1)	2	(2)	(25)	(19)		(0.01)
Foreign currency hedges related to translated earnings(2)			(80)	(48)		(0.04)
Acquisition-related costs(3)			55	36		0.03
Discrete tax items and other tax-related adjustments(4)				36		0.03
Litigation, regulatory and other legal matters(5)			5	3
Restructuring, impairment and other charges(6)			46	42		0.03
Liquidation of subsidiary(7)
Equity in earnings of affiliated companies(8)		(34)	(34)	(33)		(0.02)
Impacts from the acquisition of Samsung Corning Precision Materials(9)			(20)	(18)		(0.01)
Post-combination expenses(10)			25	16		0.01
Pension mark-to-market adjustment(11)			165	105		0.08
Core performance measures	$9,800	$269	$2,190	$1,882	14.1%	$1.40

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2014
	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Earnings per share
As reported	$9,715	$266	$3,568	$2,472	30.7%	$1.73
Constant-yen(1)*	240	1	197	144		0.10
Constant-won(1)			37	26		0.02
Foreign currency hedges related to translated earnings(2)			(1,369)	(916)		(0.64)
Acquisition-related costs(3)			74	57		0.04
Discrete tax items and other tax-related adjustments(4)				240		0.17
Litigation, regulatory and other legal matters(5)			(1)	(2)
Restructuring, impairment and other charges(6)			86	66		0.05
Liquidation of subsidiary(7)				(3)
Equity in earnings of affiliated companies(8)		43	43	38		0.03
Gain on previously held equity investment(9)			(394)	(292)		(0.20)
Settlement of pre-existing contract(9)			320	320		0.22
Contingent consideration fair value adjustment(9)			(249)	(194)		(0.14)
Post-combination expenses(9)			72	55		0.04
Impacts from the acquisition of Samsung Corning Precision Materials(9)			(9)	(12)		(0.01)
Pension mark-to-market adjustment(11)			29	24		0.02
Core performance measures	$9,955	$310	$2,404	$2,023	15.8%	$1.42
*	In the first quarter of 2015, we changed the yen-to-dollar management rate from ¥93 to ¥99 to closely align with the yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast based on the new rate.

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2013
	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Per share
As reported	$7,819	$547	$2,473	$1,961	20.7%	$1.34
Constant-yen(1)*	(39)	(28)	(53)	(45)		(0.03)
Purchased collars and average rate forwards(2)			(435)	(287)		(0.20)
Other yen-related transactions(2)			(99)	(69)		(0.05)
Acquisition-related costs(3)			54	40		0.03
Discrete tax items and other tax-related adjustments(4)				9		0.01
Litigation, regulatory and other legal matters(5)			19	13		0.01
Restructuring, impairment and other charges(6)			67	46		0.03
Equity in earnings of affiliated companies(8)		42	42	44		0.02
Hemlock Semiconductor operating results(8)		(31)	(31)	(30)		(0.02)
Hemlock Semiconductor non-operating results(8)		1	1	1
Pension mark-to-market adjustment(11)			(30)	(17)		(0.01)
Gain on change in control of equity investment(12)			(17)	(12)		(0.01)
Other			4	2
Core performance measures	$7,780	$531	$1,995	$1,656	17.0%	$1.13
*	In the first quarter of 2015, we changed the yen-to-dollar management rate from ¥93 to ¥99 to closely align with the yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast based on the new rate.

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Display Technologies Segment
Years Ended December 31, 2015, 2014, and 2013

(Unaudited; amounts in millions)

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Sales	Net income	Sales	Net income	Sales	Net income
As reported	$3,086	$1,095	$3,851	$1,396	$2,545	$1,293
Constant-yen(1)*	686	419	240	142	(38)	(47)
Constant-won(1)	2	(17)		27
Foreign currency hedges related to translated earnings(2)		(416)		(290)		(90)
Other yen-related transactions(2)						(67)
Acquisition-related costs(3)				37		8
Discrete tax items and other tax-related adjustments(4)				4		10
Restructuring, impairment, and other charges(6)				40		6
Equity in earnings of affiliated companies(8)				6		28
Other items related to the acquisition of Samsung Corning
Precision Materials(9)		(10)	1	(121)
Pension mark-to-market(11)		4		2		(8)
Core performance	$3,774	$1,075	$4,092	$1,243	$2,507	$1,133

*	In the first quarter of 2015, we changed the yen-to-dollar management rate from ¥93 to ¥99 to closely align with the yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast based on the new rate.

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Optical Communications Segment
Years Ended December 31, 2015, 2014 and 2013

(Unaudited; amounts in millions)

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Sales	Net income	Sales	Net income	Sales	Net income
As reported	$2,980	$237	$2,652	$194	$2,326	$189
Acquisition-related costs(3)		16		(2)		9
Litigation, regulatory and other legal matters(5)		13
Restructuring, impairment, and other charges(6)		(1)		17		8
Liquidation of subsidiary(7)				(2)
Post combination expenses(10)		16
Pension mark-to-market(11)				13		(9)
Gain on change in control(12)						(11)
Core performance	$2,980	$281	$2,652	$220	$2,326	$186

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Environmental Technologies Segment
Years Ended December 31, 2015, 2014 and 2013

(Unaudited; amounts in millions)

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Sales	Net income	Sales	Net income	Sales	Net income
As reported	$1,053	$161	$1,092	$178	$919	$127
Restructuring, impairment, and other charges(6)						1
Pension mark-to-market(11)				5		(3)
Core performance	$1,053	$161	$1,092	$183	$919	$125

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

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Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Specialty Materials Segment
Years Ended December 31, 2015, 2014 and 2013

(Unaudited; amounts in millions)

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Sales	Net income	Sales	Net income	Sales	Net income
As reported	$1,107	$167	$1,205	$138	$1,170	$181
Constant-yen(1)*		(6)		(3)		2
Constant-won(1)		(2)
Foreign currency hedges related to translated earnings(2)		5		14
Acquisition-related costs(3)				(1)		1
Restructuring, impairment, and other charges(6)		14		12		12
Pension mark-to-market(11)						(2)
Core performance	$1,107	$178	$1,205	$160	$1,170	$194

*	In the first quarter of 2015, we changed the yen-to-dollar management rate from ¥93 to ¥99 to closely align with the yen-denominated hedges entered into for the years 2015 through 2017. Prior periods presented have been recast based on the new rate.

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

84     CORNING INCORPORATED - 2016 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Life Sciences Segment
Years Ended December 31, 2015, 2014 and 2013

(Unaudited; amounts in millions)

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Sales	Net income	Sales	Net income	Sales	Net income
As reported	$821	$61	$862	$67	$851	$68
Acquisition-related costs(3)		12		14		21
Restructuring, impairment, and other charges(6)				2		3
Pension mark-to-market(11)						(3)
Core performance	$821	$73	$862	$83	$851	$89

See Corning Incorporated and Subsidiary Companies: Use of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 86 for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED - 2016 Proxy Statement     85

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES: Use of Non-GAAP Financial Measures

In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures adjusted to exclude certain items, to arrive at core performance measures. We believe reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions. Net sales, equity in earnings of affiliated companies, and net income are adjusted to exclude the impacts of changes in the Japanese yen and Korean won, the impact of the purchased and zero cost collars, average forward contracts and other yen-related transactions, acquisition-related costs, the 2013 results of the polysilicon business of our equity affiliate Dow Corning Corporation, discrete tax items, restructuring and restructuring-related charges, certain litigation and regulatory expenses, pension mark-to-market adjustments, and other items which do not reflect on-going operating results of the Company or our equity affiliates. These measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends. These measures are not, and should not be viewed as a substitute for U.S. GAAP reporting measures.

The following is an explanation of each adjustment that management excluded as part of these non-GAAP financial measures as well as reasons for excluding each item:

ITEMS WHICH WE EXCLUDE FROM GAAP MEASURES TO ARRIVE AT CORE PERFORMANCE MEASURES

Items which we exclude from GAAP measures to arrive at Core performance measures are as follows:

(1)

Constant-currency adjustments:

Constant-yen: Because a significant portion of Display Technologies segment revenues and manufacturing costs are denominated in Japanese yen, management believes it is important to understand the impact on core earnings of translating yen into dollars. Presenting results on a constant-yen basis mitigates the translation impact of the Japanese yen, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts. As of January 1, 2015, we used an internally derived management rate of ¥99, which is closely aligned to our current yen portfolio of foreign currency hedges, and have recast all periods presented based on this rate in order to effectively remove the impact of changes in the Japanese yen.

Constant-won: Following the acquisition of Samsung Corning Precision Materials and because a significant portion of Corning Precision Materials’ costs are denominated in Korean won, management believes it is important to understand the impact on core earnings from translating won into dollars. Presenting results on a constant-won basis mitigates the translation impact of the Korean won, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts without the variability caused by the fluctuations caused by changes in the rate of this currency. We use an internally derived management rate of 1,100, which is consistent with historical prior period averages of the won.

(2)	Foreign currency hedges related to translated earnings: We have excluded the impact of the gains and losses of our foreign currency hedges related to translated earnings for each period presented.

(3)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

(4)

Discrete tax items and other tax-related adjustments: This represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments, including the tax effect of transfer pricing out-of-period adjustments in 2014 and 2015.

(5)

Litigation, regulatory and other legal matters: Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, adjustments to our estimated liability for environmental-related items and other legal matters.

(6)

Restructuring, impairment and other charges: This amount includes restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.

(7)	Liquidation of subsidiary: The partial impact of non-restructuring related items due to the decision to liquidate a consolidated subsidiary that is not significant.

(8)

Equity in earnings of affiliated companies: These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts. In 2013, we excluded the operating results of Dow Corning’s consolidated subsidiary Hemlock Semiconductor, a producer of polycrystalline silicon, to remove the impact of the severe unpredictability and instability in the polysilicon market.

(9)

Impacts from the acquisition of Samsung Corning Precision Materials: Pre-acquisition gains and losses on previously held equity investment and other gains and losses related to the acquisition, including post-combination expenses, fair value adjustments to the indemnity asset related to contingent consideration and the impact of the withholding tax on a dividend from Samsung Corning Precision Materials.

(10)	Post-combination expenses: Post-combination expenses incurred as a result of an acquisition in the first quarter of 2015.

(11)

Pension mark-to-market adjustment: Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.

(12)

Gain on change in control of equity investment: Gain as a result of certain changes to the shareholder agreement of an equity company, resulting in Corning having a controlling interest that requires consolidation of this investment.

86     CORNING INCORPORATED - 2016 Proxy Statement

Throughout our history, Corning’s strong, visionary
leadership has been guided by an enduring set of Values
that define our relationships with employees, customers,
and the communities in which we operate around the
world.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on April 28, 2016.

Vote by Internet
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Donald W. Blair	☐	☐	☐	02 - Stephanie A. Burns	☐	☐	☐	03 - John A. Canning, Jr.	☐	☐	☐
04 - Richard T. Clark	☐	☐	☐	05 - Robert F. Cummings, Jr.	☐	☐	☐	06 - Deborah A. Henretta	☐	☐	☐
07 - Daniel P. Huttenlocher	☐	☐	☐	08 - Kurt M. Landgraf	☐	☐	☐	09 - Kevin J. Martin	☐	☐	☐
10 - Deborah D. Rieman	☐	☐	☐	11 - Hansel E. Tookes II	☐	☐	☐	12 - Wendell P. Weeks	☐	☐	☐
13 - Mark S. Wrighton	☐	☐	☐

B	Management’s Proposals — The Board of Directors recommends a vote
FOR Proposals 2 and 3.
	For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3. Advisory vote to approve the Company’s executive compensation.	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Corning Incorporated

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2016 MEETING OF SHAREHOLDERS

APRIL 28, 2016

The undersigned hereby appoints Lawrence D. McRae and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 28, 2016, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, your share ownership as of February 29, 2016 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting April 28, 2016. The proxy statement and annual report to security holders are available at www.corning.com/2016-proxy.

D	Non-Voting Items
Change of Address — Please print your new address below.	Discontinue Duplicates Reports		Meeting Attendance
	Mark the box to the right if you wish to discontinue receiving duplicate Annual Reports.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 28, 2016.

CORNING INCORPORATED

Meeting Information
Meeting Type:	Annual Meeting
For holders as of:	February 29, 2016
Date: April 28, 2016	Time: 11:00 a.m. Eastern Time
Location:	Corning Museum of Glass
One Museum Way
Corning, NY 14830

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT               ANNUAL REPORT               FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

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1)	BY INTERNET:	www.proxyvote.com
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— How To Vote —
Please Choose One of the Following Voting Methods

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Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
Nominees:
	1a.	Donald W. Blair
	1b.	Stephanie A. Burns
	1c.	John A. Canning, Jr.
	1d.	Richard T. Clark
	1e.	Robert F. Cummings, Jr.
	1f.	Deborah A. Henretta
	1g.	Daniel P. Huttenlocher
	1h.	Kurt M. Landgraf
	1i.	Kevin J. Martin
	1j.	Deborah D. Rieman
	1k.	Hansel E. Tookes II
	1l.	Wendell P. Weeks
	1m.	Mark S. Wrighton

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	Advisory vote to approve the Company’s executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions